Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CYRUSONE LP,

 JUPITER MERGER SUB, LLC,

LDG HOLDINGS LLC
(solely in its capacity as Seller Representative)

and

CERVALIS HOLDINGS LLC

Dated as of April 28, 2015

i

EXHIBITS

Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employee Unit Payment Agreement
Exhibit D	Example of Adjusted Working Capital Calculation
Exhibit E	Form of Limited Guaranty
Exhibit F	Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 28, 2015 (including the Schedules and Exhibits hereto, this “Agreement”), is by and among CYRUSONE LP, a Maryland limited partnership (“Parent”), JUPITER MERGER SUB, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), CERVALIS HOLDINGS LLC, a Delaware limited liability company (the “Company”), and LDG HOLDINGS LLC solely in its capacity as Seller Representative (as defined below).  Parent, Merger Sub, the Company, and solely in its capacity as such and to the extent applicable, the Seller Representative, are referred to collectively herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the Surviving Company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the respective boards of directors (or similar governing bodies) of each of Parent, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, such Party and its members or partners, as applicable, and have recommended that such Party’s members or partners, as applicable and to the extent required, consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company will deliver to Parent a true, correct and complete copy of an irrevocable written consent of members evidencing the approval of this Agreement in accordance with Section 209 of the DLLCA and in a form reasonably satisfactory to Parent, signed by the requisite members of the Company and the Company LLC Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Expert” has the meaning set forth in Section 2.10(c).

“Acquisition Engagement” has the meaning set forth in Section 10.14(a).

“Action” means any action, suit, complaint, claim, charge, arbitration, audit, investigation, inquiry, or other proceeding by or before any court or other Governmental Authority, arbitrator or mediator.

“Adjusted Working Capital” means the sum, as of the Closing Date, of (a) a positive amount equal to the current assets of the Company Group and (b) a negative amount equal to the current liabilities of the Company Group, in each case determined in accordance with Section 2.10(e); provided, however, that for purposes of calculating Adjusted Working Capital, current assets and current liabilities shall exclude, as applicable: (i) Cash and Cash Equivalents; (ii) Closing Indebtedness; (iii) deferred Tax assets and liabilities; (iv) the current portion of set-up fee deferred revenue; (v) current portion of notes receivable; and (vi) current portion of deferred rent related to straight line rent under GAAP.  For illustrative purposes, set forth on Exhibit D attached hereto is a calculation of the Adjusted Working Capital of the Company Group as of March 31, 2015.

“Adjustment Amount” means an amount equal to (a) the Adjusted Working Capital minus the Target Working Capital, which amount may be a positive or negative number, plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Indebtedness.  The Adjustment Amount may be a positive or negative number.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Appraiser” has the meaning set forth in Section 7.5(a).

“Balance Sheet Date” means December 31, 2014.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are required or authorized to be closed for the transaction of normal banking business.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents held by the Company Group as of the Closing Date (determined on a consolidated basis in accordance with Section 2.10(e)), plus any cash used to collateralize undrawn letters of credit listed on the Company’s balance sheet as “Security Deposits,” reduced by the amount of any outstanding checks and transfers.  For illustrative purposes, set forth on Exhibit D attached hereto is a calculation of the Cash and Cash Equivalents of the Company Group as of March 31, 2015.

“Certificates” means those certificates evidencing Company Units.

“Claim Notice” has the meaning set forth in Section 7.2(d)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company Group as of the Closing Date and prepared in accordance with Section 2.10(e).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the sum of (x) the aggregate amount of Indebtedness of the Company Group as of the Closing Date (determined on a consolidated basis in accordance with Section 2.10(e)), plus (y) the Seller Allocable Expenses.

“Closing Statement” has the meaning set forth in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” shall mean the Common Units of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.  For purposes of the adjustments to the Estimated Merger Consideration set forth in Section 2.9, the Company shall be deemed to be the “Surviving Company”.

“Company Financial Statements” has the meaning set forth in Section 3.7.

“Company Group” means the Company and the Company’s direct and indirect Subsidiaries.

“Company Group Employees” has the meaning set forth in Section 5.6(a).

“Company Intellectual Property” means the Intellectual Property owned by or licensed to any Company Group company that is material to the business of any Company Group company, including all Company Software.

“Company Leased Real Property” has the meaning set forth in Section 3.10(b).

“Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company Group holds any Company Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereafter.

“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 5, 2013.

“Company Material Adverse Effect” means with respect to the Company Group, any event, change, development or effect that has a material and adverse effect on the business, operations, assets, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that the foregoing shall not include any such event, change, development or effect resulting from or arising out of or in connection with (i) general economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Company Group operates, (ii) changes in applicable Laws or regulatory policies, (iii) changes in GAAP, (iv) changes in political conditions (including acts of war, whether or not declared, armed hostilities and terrorism), (v) changes in the capital markets, including changes in interest rates, (vi) the execution and announcement of the Agreement or the consummation of the transactions contemplated hereby, (vii) any actions taken by the Company Group that are required by the terms of this Agreement, (viii) any failure of the Company to meet financial or other projections and (ix) any actions taken (or omitted to be taken) at the written request of Parent; except, in the case of clauses (i), (ii), (iv) and (v) above, to the extent that any such event, change, development or effect has a disproportionate effect on the Company Group relative to other businesses in the industries in which the Company Group operates.

“Company Members Agreement” means the Second Amended and Restated Members Agreement of the Company, dated as of February 8, 2013

“Company Plans” has the meaning set forth in Section 3.16(a).

“Company Software” means the software applications owned (or purported to be owned) by or licensed to any Company Group company that are material to the business of any Company Group company (excluding any commercially available off the shelf software applications).

“Company Systems” has the meaning set forth in Section 3.11(g).

“Company Units” means all of the issued and outstanding Common Units, Series A Preferred Units, Series B Preferred Units and Equity Incentive Units of the Company.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of April 22, 2015 between the Company and CyrusOne LLC, a Delaware limited liability company.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” has the meaning set forth in Section 5.6(a).

“Courts” has the meaning set forth in Section 10.13(a).

“Deductible” has the meaning set forth in Section 7.2(b)(i).

“Designated Person” has the meaning set forth in Section 3.26.

“Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent on the date hereof.

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Unit Payment Agreement” means an employee unit payment agreement in the form attached hereto as Exhibit C.

“Employee Units” means units having the contractual rights to payments and obligations specified with respect to such units under the Second Amended and Restated Cervalis Employee Unit Plan.

“Enterprise Value” means Four Hundred Million Dollars ($400,000,000).

“Environmental Law” means any Law enacted or in effect on or prior to the Closing Date relating to public or worker health and safety, pollution or protection of the environment.

“Equity Incentive Units” means the Equity Incentive Units of the Company.

“Equity Securities” of any Person shall mean, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features, or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2.9(b)(i).

“Escrow Agreement” has the meaning set forth in Section 2.15.

“Escrow Amounts” has the meaning set forth in Section 2.9(b)(iv).

“Estimated Adjustment Amount” means the Company’s estimate of the Adjustment Amount as set forth in the Estimated Closing Statement.

“Estimated Closing Balance Sheet” means a good faith estimate of the Closing Balance Sheet prepared by the Company in accordance with Section 2.10(e).

“Estimated Closing Statement” has the meaning set forth in Section 2.9(a).

“Estimated Merger Consideration” means the sum of (x) Enterprise Value plus (y) the Estimated Adjustment Amount (which may be a positive or negative number).

“Existing Company Debt” means the Indebtedness incurred pursuant to the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Final Closing Statement” has the meaning set forth in Section 2.10(c).

“Final Merger Consideration” means the Merger Consideration as set forth in the Final Closing Statement.

“Final Settlement Date” has the meaning set forth in Section 2.10(b).

“First Lien Credit Agreement” means that certain First Lien Second Amended and Restated Credit Agreement, dated February 8, 2013, among the Company, Cervalis Holdings LLC (as a credit party), Cervalis LLC (as borrower), Toronto Dominion (Texas) LLC, as agent and the lenders from time to time party thereto, as amended from time to time.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.9 (Tax Matters), and Section 3.19 (Brokers) or in any certificate delivered pursuant to this Agreement with respect to any such representations and warranties.

“GAAP” means United States generally accepted accounting principles.

“Generator Escrow Amount” has the meaning set forth in Section 2.9(b)(iii).

“Generator Escrow Fund” has the meaning set forth in Section 2.15.

“Governmental Authority” means any national, federal, state, provincial, local or other government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, including the Universal Service Administrative Company or any successor organization or entity.

“Hazardous Materials” means any material, substance or waste defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning or intent), or for which liability or standards of conduct can be imposed, under any applicable Environmental Law, including petroleum or petroleum by-products, asbestos, or flammable, explosive or radioactive materials.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Taxes” means any Tax imposed on or measured by reference to income or profits.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for or to refinance any such indebtedness for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property) other than equipment leases entered into in the ordinary course of business, (d) all indebtedness of such Person for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business) or secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business, (e) any liability of such Person in respect of banker’s acceptances or unreimbursed letters of credit or similar facilities (excluding, for avoidance of doubt, any outstanding but undrawn letters of credit incurred in the ordinary course of business), (f) any unpaid cash settlement obligations under any interest rate, currency or other hedging agreement or derivative contract, net of any obligations to such Person thereunder, (g) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (h) any liability of such Person for capital expenditures included in the accounts payable of such Person, (i) any liability of such Person for accrued fixed assets of such Person, (j) any liability of such Person for outstanding payments due to the Wappingers Falls landlord for the chiller plant capital expenditures financed by the landlord, (k) all indebtedness of another party of the type referred to in clauses (a) through (j) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (i) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to the indebtedness referred to in clauses (a) through (j) above, which are required to be paid prior to, on or otherwise in connection with the Closing or the payment of which would become due and payable solely as a result of the Closing.  For purposes of clarity, the liquidation preference of the Series B Preferred Units and the liabilities related to the Company Leases under ASC 840-40-55 (EITF 97-10) shall not be included in the definition of “Indebtedness.”  For illustrative purposes, set forth on Exhibit D attached hereto is a calculation of the Indebtedness of the Company Group as of March 31, 2015.

“Indemnified Party” has the meaning set forth in Section 7.2(d)(i).

“Indemnifying Party” has the meaning set forth in Section 7.2(d)(i).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.9(b)(ii).

“Indemnity Escrow Fund” has the meaning set forth in Section 2.15.

“Intellectual Property” means (a) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all intellectual property rights in software, and (f) all other intellectual property rights.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Knowledge” means, (A) with respect to the Company, the actual knowledge of Michael Boccardi, Lai Sun, Bob Crespi and Robert Carlson, in each case after consulting with (i) Susan Pacanowski with respect to matters relating to human resources, (ii) Robert Batta with respect to matters relating to facilities and (iii) John Vernazza with respect to matters relating to customers and sales, and (B) with respect to Parent or Merger Sub, the actual knowledge of any individuals set forth on Schedule 4.7.

“Labor Dispute” has the meaning set forth in Section 3.17(a).

“Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities or any arbitrator.

“Letter of Transmittal” means, with respect to all holders other than the holders of Series B Preferred Units, a letter of transmittal in the form attached hereto as Exhibit A and, with respect to the holders of Series B Preferred Units, a letter of transmittal in a form attached hereto as Exhibit F.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, Tax, claim or other security interest.  For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.

“Loss” means all losses, Liabilities, penalties, fines, demands, Taxes, judgments, awards, settlements, interest, fees, costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Company Contracts” has the meaning set forth in Section 3.13(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the sum of (x) Enterprise Value plus (y) the Adjustment Amount (which may be a positive or negative number).

“Non-Disturbance Agreement” has the meaning set forth in Section 5.15.

“Notice of Disagreement” has the meaning set forth in Section 2.10(b).

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Order” means any decree, order, determination, judgment, writ, award, injunction, rule, or consent of or by a Governmental Authority.

“Parent Group” means Parent and Parent’s Subsidiaries.

“Parent Indemnitees” has the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” means with respect to the Parent Group, any event, change, development or effect that has a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Agent” has the meaning set for in Section 2.11.

“Pay-Off Letters” means pay-off letters with (i) Toronto Dominion (Texas) LLC, as agent under the First Lien Credit Agreement, in connection with the Existing Company Debt under the First Lien Credit Agreement and (ii) Wilmington Trust Company, as agent under the Second Lien Credit Agreement, in connection with Existing Company Debt under the Second Lien Credit Agreement.

“Permits” means written authorizations, permits, licenses, franchises, registrations, variances, approvals and waivers obtained from any Governmental Authority or any other Person.

“Permitted Liens” means: (i) Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, or that are being contested in good faith and for which adequate security has been posted or other arrangements have been made for the satisfaction of such Liens in the event the contest of such Liens is not ultimately successful; (ii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ and other similar Liens arising in the ordinary course of business for amounts not yet due and payable, or that are being contested in good faith and for which adequate security has been posted or other arrangements have been made for the satisfaction of such Liens in the event the contest of such Liens is not ultimately successful; (iii) with respect to tangible property that constitutes real property, easements, covenants, conditions, restrictions and other similar matters of record which (A) to the extent applicable to real property, are not violated by the improvements located on, or the current use or occupancy of, such real property or the operation of the business thereon, and (B) either individually or in the aggregate, do not materially detract from the value of the property subject thereto or affected thereby; (iv) zoning, building and other applicable land use restrictions regulating the use or occupancy of real property that are not violated by the improvements located on, or the current use or occupancy of, such real property or the operation of the business thereon; (v) Liens in connection with the Existing Company Debt, which shall be extinguished, terminated, released and discharged at or prior to Closing; and (vi) with respect to tangible property other than real property, Liens, matters of record and imperfections of title which in the aggregate are not substantial in amount and do not materially detract from the value of, or interfere with the present use of, the property subject thereto or affected thereby.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Phantom Units” means the units having the contractual rights to payments and obligations specified with respect to such units under the Cervalis Employee Unit Plan II; provided that each date of issuance of Phantom Units shall be deemed a separate class.

“Pillsbury” has the meaning set forth in Section 10.14(a).

“Post-Closing Funds” means (a) any payments made by or on behalf of the Parent for the benefit of the Sellers pursuant to Section 2.10(d) and (b) any amounts disbursed from the Working Capital Escrow Fund and Indemnity Escrow Fund for the benefit of the Sellers.

“Post-Closing Tax Periods” means (i) any taxable year of the Company beginning and ending after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Periods” means all Tax periods and portions thereof ending on or before the Closing Date.

“Pro Rata Share” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on Schedule 1.1(b).

“Proceeding” has the meaning set forth in Section 7.2(d)(ii).

“Proposed Allocation Schedule” has the meaning set forth in Section 7.5(c).

“R&W Insurance Policy” has the meaning set forth in Section 5.9.

“Registration Rights Agreement” means that certain Registration Rights Agreement of the Company dated September 3, 2010.

“Release” means any release, discharge, disposal, spill, injection, leak, leaching, escape, emptying, seeping, pouring, pumping, dumping or emission into the indoor or outdoor environment, and shall include the abandonment or discarding of closed containers.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Required Generator” has the meaning set forth in Section 5.12.

“Required Generator Amount” has the meaning set forth in Section 5.12.

“Restated Financial Statements” has the meaning set forth in Section 5.13.

“Restatement Audit” has the meaning set forth in Section 5.13.

“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC or any successor to OFAC carrying out functions similar to the foregoing, the United States Security Council, the European Union or Her Majesty’s Treasury.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated February 8, 2013, among the Company, Cervalis Holdings LLC (as a credit party), Cervalis LLC (as borrower), Wilmington Trust Company, as agent and the lenders from time to time party thereto, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Allocable Expenses” means the aggregate amount of any fees, expenses, commissions or other amounts payable by a Company Group company in connection with this Agreement and the transactions contemplated hereby, to the extent not previously paid, including (i) to any attorney (including Pillsbury), accountant, investment banker (including DH Capital, Inc.), broker, finder, consultant or the Payment Agent and (ii) to any employee or other Person as a bonus, severance or other compensation related to the transactions contemplated by this Agreement (including the employer’s portion of any payroll taxes related thereto).  For the avoidance of doubt, Seller Allocable Expenses shall not include any amounts payable by a Company Group company relating to the Restatement Audit and all such amounts shall be the Parent’s responsibility.

“Seller Representative” has the meaning set forth in Section 8.1.

“Seller Representative Reserve Amount” has the meaning set forth in Section 2.9(b)(v).

“Seller Representative Reserve Fund” has the meaning set forth in Section 8.3.

“Sellers” means, collectively, the holders of the Common Units, Series A Preferred Units, Series B Preferred Units, Equity Incentive Units, Employee Units and Phantom Units outstanding immediately prior to the Effective Time, and “Seller” means each of them individually.

“Series A Preferred Units” means the Series A Preferred Units of the Company.

“Series B Preferred Units” means the Series B Preferred Units of the Company.

“Severance Escrow Amount” has the meaning set forth in Section 2.9(b)(iv).

“Severance Escrow Fund” has the meaning set forth in Section 2.15.

“Straddle Periods” shall mean any taxable period of the Company or any of its Subsidiaries beginning before and ending after the Closing Date.

“Subsidiary” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Working Capital” means a negative amount equal to $(3,591,000).

“Tax” means any federal, state, local or foreign tax, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, recordation, registration, value added, alternative or add-on minimum, estimated or other tax, imposed by any taxing authority, and including any interest, penalty or addition thereto.

“Tax Contests” has the meaning set forth in Section 7.3(e).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Totowa Site” has the meaning set forth in Section 5.12.

“Transaction Documents” means this Agreement and all other documents delivered or required to be delivered at Closing by any Party pursuant to this Agreement.

“Transfer Taxes” means transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes payable by reason of the transactions contemplated under this Agreement.

“WARN” has the meaning set forth in Section 3.17(b).

“Waterfall” has the meaning set forth in Section 2.9(a).

“Working Capital Escrow Amount” has the meaning set forth in Section 2.9(b)(i).

“Working Capital Escrow Fund” has the meaning set forth in Section 2.15.

Section 1.2                                    Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.  Any reference to a Person includes such Person’s successors and permitted assigns.  Unless otherwise specified herein, accounting terms in this Agreement have the meanings given such terms under GAAP.  For purposes of determining whether a Party is acting “reasonably” under this Agreement, reasonableness shall be judged taking into account such Party’s circumstances.  Any information or documents “made available to Parent” shall include such information and documents posted in the electronic data room at least two (2) Business Days prior to the date hereof established on the Company’s behalf in connection with the Merger and the transactions contemplated by this Agreement.

ARTICLE II

MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) in accordance with the DLLCA.

Section 2.2                                    Closing.  Unless this Agreement shall have been terminated pursuant to Article IX and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, commencing at 10:00 a.m. local time on a day prior to the Termination Date on no fewer than two (2) Business Days written notice from Parent to the Seller Representative; provided that such date shall not be earlier than five (5) Business Days after the date on which the last of the conditions set forth in Article VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is first satisfied or, when permissible, waived, or (b) on such other date and/or at such other time and/or place as the Parties may mutually determine (the “Closing Date”).

Section 2.3                                    Effective Time of the Merger.  The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DLLCA, or at such other time as Merger Sub and the Company shall agree should be specified in the certificate of merger, which filing shall be made as soon as practicable on the Closing Date.  When used in this Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the certificate of merger.

Section 2.4                                    Effect of Merger.  The Merger shall, from and after the Effective Time, have all the effects provided herein, in the certificate of merger and in Section 18-209(b) of the DLLCA.

Section 2.5                                    Further Actions.  The Parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including making filings, recordings or publications required under the DLLCA.  If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.6                                    Certificate of Formation; Limited Liability Company Agreement.  At the Effective Time, the certificate of formation and limited liability company agreement of the Surviving Company shall be restated as of the Effective Time to be identical to the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

Section 2.7                                    Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Surviving Company and in accordance with applicable Law.

Section 2.8                                    Conversion of Units.  As of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Sellers, the Company or Merger Sub:

(a)                                 Conversion of Merger Sub Units.  Each Equity Security of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and validly issued common unit of the Surviving Company.

(b)                                 Cancellation of Certain Units.  Each Company Unit that is issued and outstanding immediately prior to the Effective Time and is owned by Parent, Merger Sub or by any Company Group company in treasury or otherwise shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefore.

(c)                                  Conversion of Series A Preferred Units, Series B Preferred Units and Common Units.  Each Series A Preferred Unit, Series B Preferred Unit and Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a payment in cash (without interest) equal to that portion of the Estimated Merger Consideration and any Post-Closing Funds that would be distributed in respect of such Series A Preferred Unit, Series B Preferred Unit or Common Unit, as the case may be, if the Estimated Merger Consideration (or any Post-Closing Funds, as applicable) was distributed by the Company to the holders of Series A Preferred Units, Series B Preferred Units, Equity Incentive Units, Phantom Units and Common Units immediately after the Effective Time pursuant to Section 3.1(c) of the Company LLC Agreement using the methodology utilized in the Waterfall.  From and after the Effective Time, the holder(s) of Series A Preferred Units, Series B Preferred Units and Common Units, whether certificated or not, shall cease to have any rights with respect to such Series A Preferred Units, Series B Preferred Units or Common Units, as the case may be, except as otherwise provided for herein.

(d)                                 Conversion of Equity Incentive Units.  Each Equity Incentive Unit issued and outstanding (whether vested or unvested) immediately prior to the Effective Time shall be vested and converted into and represent the right to receive a payment in cash (without interest) equal to that portion of the Estimated Merger Consideration and any Post-Closing Funds that would be distributed in respect of such Equity Incentive Unit if the Estimated Merger Consideration (or any Post-Closing Funds, as applicable) was distributed by the Company to the holders of Series A Preferred Units, Series B Preferred Units, Equity Incentive Units, Phantom Units and Common Units immediately after the Effective Time pursuant to Section 3.1(c) of the Company LLC Agreement using the methodology utilized in the Waterfall.  From and after the Effective Time, the holder(s) of Equity Incentive Units shall cease to have any rights with respect to such Equity Incentive Units, except as otherwise provided for herein.

(e)                                  Adjustment upon Split, Division, Consolidation or Reclassification of Units.  If, between the date of this Agreement and the Effective Time, the Company Units are changed into a different number or class of membership interests by means of any split, division or subdivision of units, dividend, reverse unit split, consolidation of units, reclassification or other similar transaction, then the Merger Consideration per unit shall be adjusted appropriately.

(f)                                   Funding of Escrow Amounts.  Notwithstanding anything contained in this Agreement to the contrary, all payments pursuant to this Section 2.8 upon the conversion of any Series A Preferred Unit, Series B Preferred Unit, Common Unit or Equity Incentive Unit shall be reduced pro rata to the extent necessary to fund the Escrow Amounts and the Seller Representative Reserve Amount.

Section 2.9                                    Merger Consideration.

(a)                                 Estimated Merger Consideration.  The Company shall deliver to Parent no later than three (3) Business Days prior to the Closing Date, the Estimated Closing Balance Sheet together with a statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) the Company’s good faith estimates of the amounts of Adjusted Working Capital, Cash and Cash Equivalents and Closing Indebtedness derived therefrom, and (ii) a calculation of the Estimated Adjustment Amount and the Estimated Merger Consideration based on such estimates.  The Estimated Closing Balance Sheet, Estimated Closing Statement and the estimates, calculations and determinations contained therein shall be prepared in accordance with Section 2.10(e).  An example calculation of the amount of the Estimated Merger Consideration (utilizing an approximate value for such Estimated Merger Consideration, it being understood that the calculation of the actual Estimated Merger Consideration will be delivered by the Company following the date hereof in accordance with the first sentence of this Section 2.9(a)) allocable to each such holder pursuant to the terms of the Merger and the Company LLC Agreement (including the Closing Payment Amount, Working Capital Escrow Amount, Indemnity Escrow Amount, Generator Escrow Amount and Severance Escrow Amount) (the “Waterfall”) was delivered by the Company to Parent on the date hereof).

(b)                                 Closing Payments.  At the Closing, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause Merger Sub or the Company to pay, the Estimated Merger Consideration as follows:

(i)                                     Parent shall deposit an amount equal to $1,200,000 (the “Working Capital Escrow Amount”) into a segregated account established and maintained at Fifth Third Bank, an Ohio banking corporation (the “Escrow Agent”) for credit toward the Working Capital Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

(ii)                                  Parent shall deposit an amount equal to $4,000,000 (the “Indemnity Escrow Amount”) into a segregated account established and maintained at the Escrow Agent for credit toward the Indemnity Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

(iii)                               Parent shall deposit an amount equal to $2,000,000 (the “Generator Escrow Amount”) into a segregated account established and maintained at the Escrow Agent for credit toward the Generator Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

(iv)                              Parent shall deposit an amount equal to $1,700,000 (the “Severance Escrow Amount” and, collectively with the Working Capital Escrow Amount, the Indemnity Escrow Amount and the Generator Escrow Amount, the “Escrow Amounts”) into a segregated account established and maintained at the Escrow Agent for credit toward the Severance Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

(v)                                 Parent shall pay an amount equal to $250,000 (the “Seller Representative Reserve Amount”) to the Seller Representative to be used in accordance with Section 8.3.

(vi)                              Parent shall pay an amount (the “Closing Payment Amount”) equal to the Estimated Merger Consideration minus the Escrow Amounts and the Seller Representative Reserve Amount to the Payment Agent to be further distributed to the Sellers in accordance with Section 2.11, Section 2.16 and Article VII (except for such portion of the Closing Payment Amount to be paid to (A) the holders of Employee Units and Phantom Units pursuant to Section 2.16 which shall be paid to the Surviving Company on behalf of such holders and (B) such Sellers who provide executed and properly completed Letters of Transmittal and/or Employee Unit Payment Agreement in

accordance with Section 2.11(b) at least one day prior to the Closing Date).  Such payment shall be made by wire transfer of immediately available funds to the account(s) specified by the Payment Agent to Parent no later than two (2) Business Days prior to the Closing Date.

(c)                                  Other Payments.  At the Closing Parent shall pay all of the Closing Indebtedness described on Section 2.9(c) of the Disclosure Schedule in accordance with the Pay-off Letters and the other instructions set for the therein.

(d)                                 Tax Treatment.  The Parties agree that, in accordance with Situation 2 of Rev. Rul. 99-6, I.R.B. 1999-6 (February 8, 1999), for federal, state and local income tax purposes, (i) the Company’s status as a partnership shall terminate under Section 708(b)(1)(A) of the Code on the Closing Date, (ii) Sellers are treated as selling the Company Units to the Parent for the portion of the Closing Payment Amount determined pursuant to Section 2.8 above in a transaction treated as a sale pursuant to Section 741 of the Code, and (iii) Parent is treated as acquiring, by purchase, all of the assets of the Company from the Sellers.  The Parties shall prepare and file all Tax Returns in a manner consistent with such treatment and shall not take any position that is inconsistent with this treatment unless otherwise required by a final determination of a court of competent jurisdiction.

Section 2.10                             Determination of Final Merger Consideration.

(a)                                 Closing Statement.  Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Seller Representative the Closing Balance Sheet together with a statement (the “Closing Statement”) setting forth in reasonable detail (i) the Parent’s determination of the actual amounts of Adjusted Working Capital, Cash and Cash Equivalents and Closing Indebtedness derived therefrom and (ii) a calculation of the Adjustment Amount and the Merger Consideration based on such amounts, in each case, as of 11:59 pm New York time on the Closing Date.  The Closing Balance Sheet, Closing Statement and the calculations and determinations contained thereon shall be prepared in accordance with Section 2.10(e).  Parent and the Seller Representative shall provide to each other such data and information (including financial records and work papers) as the other Party may reasonably request in connection with the preparation and review of the Closing Statement and Parent shall cause the Surviving Company to allow for its employees to reasonably assist the Seller Representative in reviewing the Closing Statement.

(b)                                 Notice of Disagreement.  The Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by the Seller Representative unless the Seller Representative gives written notice of its disagreement (“Notice of Disagreement”) to Parent prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Parent in a timely manner, then the Closing Statement (as revised in accordance with Section 2.10(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which the Seller Representative and Parent agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Final Closing Statement is issued by the Accounting Expert.  Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Notice of Disagreement shall be final, conclusive and binding on the Parties.

(c)                                  Final Closing Statement.  If Parent timely receives a Notice of Disagreement, the Seller Representative and Parent shall attempt in good faith to resolve any differences that they may have with respect to all matters specified in the Notice of Disagreement (and all discussions related thereto shall, unless otherwise agreed by the Parent and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, the Seller Representative and the Parent shall submit such dispute to the New York office of Grant Thornton LLP, or any other nationally recognized firm of independent certified public accountants in the United States as may be mutually selected by Parent and the Seller Representative (the “Accounting Expert”).  The Seller Representative and the Parent shall cooperate in good faith to promptly jointly engage the Accounting Expert, pursuant to an engagement letter that requires the Accounting Expert to make all determinations in accordance with the definitions and terms contained herein, including Section 2.10(e), notwithstanding the availability of other accounting methods, policies, practices and/or procedures under GAAP or otherwise. If any dispute is submitted to the Accounting Expert, each Party will promptly upon request, furnish to the Accounting Expert such work papers and other documents and information relating to the disputed issues as the Accounting Expert may request and are available to that Party or its independent accountants (including information of the Company and its Subsidiaries) and otherwise cooperate fully with the Accounting Expert’s review of the dispute, and each Party shall be afforded the opportunity to present the Accounting Expert (with a copy concurrently delivered to the other Party) material relating to the determination and to discuss the determination with the Accounting Expert.  The Accounting Expert (acting as an expert and not as an arbitrator) shall resolve only those matters set forth in such Notice of Disagreement that remain in dispute after the 30-day resolution period and no new dispute items shall be introduced for consideration.  With respect to any disputed item, the Accounting Expert’s determination shall be no greater than the higher amount calculated by the Parent or Seller Representative, as the case may be, and no less than the lower amount calculated by the Parent or the Seller Representative, as the case may be. It is the intent of the Parties that the process set forth in this Section 2.10(c) and the activities of the Accounting Expert in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  The Seller Representative and the Parent shall use their commercially reasonable efforts to cause the Accounting Expert to resolve all such disagreements as soon as practicable but in no event later than sixty (60) days after submission of the disputed issues to the Accounting Expert.  The resolution of the dispute by the Accounting Expert shall be final, binding and non-appealable on the Parties hereto.  The Closing Statement shall be modified if necessary to reflect such determination.  The fees and expenses of the Accounting Expert shall be allocated to be paid by the Parent, on the one hand, and/or the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Expert.  As used in this Agreement, the term “Final Closing Statement” shall mean the Closing Statement described in Section 2.10(a), as prepared by Parent and, if applicable, as subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Accounting Expert, the Closing Statement issued by the Accounting Expert.

(d)                                 Final Settlement and Adjustment to Merger Consideration; Payment.

(i)                                     If the Merger Consideration as finally determined pursuant to Section 2.10(b) (the “Final Merger Consideration”) exceeds the Estimated Merger Consideration, then (x) the Parent shall, or shall cause the Company to, pay to the Payment Agent for distribution to the Sellers in accordance with Section 2.11, an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Merger Consideration is finally determined and (y) the Seller Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Payment Agent for distribution to the Sellers in accordance with Section 2.11, all Working Capital Escrow Funds by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Merger Consideration is finally determined.

(ii)                                  If the Final Merger Consideration is equal to the Estimated Merger Consideration, then the Seller Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Payment Agent for distribution to the Sellers in accordance with Section 2.11, all Working Capital Escrow Funds, by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Merger Consideration is finally determined.

(iii)                               If the Final Merger Consideration is less than the Estimated Merger Consideration, then the Seller Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) disburse to the Parent (or its designee) a portion of the Working Capital Escrow Funds equal to such shortfall, and (y) release to the Payment Agent for distribution to the Sellers in accordance with Section 2.11, all remaining Working Capital Escrow Funds, in each case, by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Merger Consideration is finally determined; provided, however, that if the Working Capital Escrow Funds are insufficient to cover such shortfall, the joint written instructions shall also instruct the Escrow Agent to disburse a portion of the Indemnity Escrow Fund equal to the shortfall from the Working Capital Escrow.

(e)                                  Accounting Procedures.  The Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet and Closing Statement and all determinations and calculations contained therein shall be prepared, determined and calculated on a consolidated basis for the Company Group in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (including classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied consistently with past practice by the Company Group and in the preparation of the Company Group’s audited balance sheet as of the Balance Sheet Date, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist as of the Closing and shall exclude the effect of any act, decision or event occurring after the Closing, (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.  Notwithstanding anything to the contrary contained herein, the Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet and Closing Statement shall be prepared using the Company Group’s past accounting principles, practices, procedures, policies and methods with respect to its accounting for facility operating leases.

Section 2.11                             Payment Agent; Letters of Transmittal.

(a)                                 Not less than five (5) Business Days prior to the Closing Date, Parent shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to the Company) to act as payment agent (the “Payment Agent”) and enter into a payment agent agreement with such Payment Agent (in form and substance reasonably acceptable to the Company) for the purpose of distributing the applicable portion of the Merger Consideration payable to each of the Sellers.

(b)                                 Prior to receiving any portion of the Merger Consideration, each Seller of Company Units and each Seller of Phantom Units shall deliver to the Parent an executed and properly completed Letter of Transmittal and/or Employee Unit Payment Agreement, respectively, and, if a Seller’s executed and properly completed Letter of Transmittal or Employee Unit Payment Agreement, as applicable, is received at least one day prior to the Closing Date, at Closing the Parent (or the Payment Agent) shall pay to such Seller such portion of the Closing Payment Amount as such Seller is entitled to receive pursuant to Section 2.8(c), Section 2.8(d) and/or Section 2.16, as applicable, without interest thereon.  To the extent that, as of the day prior to Closing, any Sellers have not delivered an executed and properly completed copy of the Letter of Transmittal or Employee Unit Payment Agreement, as applicable, then, promptly after the Effective Time, the Parent shall mail the Letter of Transmittal or Employee Unit Payment Agreement, as applicable, to the applicable Sellers.  Upon delivery of such executed and properly completed Letter of Transmittal or Employee Unit Payment Agreement, as applicable, such Seller shall be entitled to receive, as soon as reasonably practicable (but in any event, within ten (10) Business Days) such portion of the Closing Payment Amount payable to such Seller pursuant to Section 2.8(c), Section 2.8(d) and/or Section 2.16, as applicable, without interest thereon.  In accordance with this Section 2.11(b), as soon as reasonably practicable (but in any event, within ten (10) Business Days) after receipt of funds pursuant to Section 2.10(d), the Payment Agent shall distribute to each Seller that has delivered to the Parent an executed and properly completed Letter of Transmittal and/or Employee Unit Payment Agreement such portion of such funds payable to such Seller pursuant to Section 2.8(c), Section 2.8(d) and/or Section 2.16, as applicable, without interest thereon.  In the event that upon receipt of funds pursuant to Section 2.10(d), any Seller has not delivered to the Parent a Letter of Transmittal or Employee Unit Payment Agreement, as applicable, the Payment Agent shall pay to any such Seller (but in any event, within ten (10) Business Days) after Parent’s receipt of such Seller’s executed and properly completed Letter of Transmittal or Employee Unit Payment Agreement, as applicable, such portion, if any, of the funds received pursuant to Section 2.10(d).

(c)                                  Until surrendered, Certificates shall be deemed for all purposes to evidence only the right to receive the applicable portion of the Closing Payment Amount.  No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates.  If the consideration due pursuant to Section 2.10(b) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer establish to the satisfaction of the Company and Parent that any applicable Transfer Taxes have been paid or are not required to be paid.

(d)                                 In the event any Certificate shall have been lost, stolen or destroyed, then in lieu of surrendering the same, the holder thereof may make an affidavit setting forth that fact and granting adequate (in the reasonable judgment of Parent) indemnity against any claim that may be made against Company, the Surviving Company, Parent or the Seller Representative with respect to such Certificate(s), and Parent shall thereafter pay the applicable amounts required to be paid hereunder with respect to each share evidenced by such lost, stolen or destroyed Certificate(s).

(e)                                  Unless required otherwise by applicable Law, any amount held by the Payment Agent that remains undistributed to the Sellers one hundred and eighty (180) days after the Effective Time shall be delivered to the Parent (which shall thereafter act as payment agent hereunder) and any Certificate holder who has not theretofore complied with the provisions of this Section 2.11 shall thereafter look only to the Parent (as general creditors of the Parent) for payment of any consideration due pursuant to Section 2.8(c), Section 2.8(d) and/or Section 2.16 to which such Person is entitled pursuant to this Section 2.11.  Any portion of the funds made available to the Parent for the payment of the Final Merger Consideration determined pursuant to Section 2.10(b) remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of any claims or interest of any Person previously entitled thereto.  Neither Parent, the Surviving Company nor the Seller Representative shall be liable to any such Certificate holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                   The Payment Agent, the Parent, the Company or the Surviving Company shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as the Payment Agent, the Parent, the Company or the Surviving Company are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment, other than with respect to payments to Sellers that are institutional holders.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.12                             No Further Rights.  From and after the Effective Time, holders of Certificates theretofore evidencing equity interests in the Company shall cease to have any rights as members of the Company.  All consideration paid pursuant to Section 2.8(c), Section 2.8(d) and/or Section 2.16 upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units.

Section 2.13                             Closing of the Company’s Transfer Books.  At the Effective Time, the transfer books of the Company shall be closed and no transfer of Company Units shall be made thereafter.  If after the Effective Time Certificates are presented to Parent or the Surviving Company, they shall be canceled and exchanged as provided in Section 2.11.

Section 2.14                             Closing Deliveries.

(a)                                 At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i)                                     resignations of the directors (or equivalent) of each Company Group company specified by Parent from his or her position as director (or equivalent), effective as of the Closing;

(ii)                                  the certificates referred to in Section 6.3(a), Section 6.3(b) and Section 6.3(e);

(iii)                               a copy of the Escrow Agreement duly executed by the Escrow Agent, the Company and the Seller Representative;

(iv)                              an affidavit of each Seller stating under penalties of perjury, that such Seller in not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(i);

(v)                                 certificates of the secretaries of state (or similar officials) of Delaware, Connecticut, New Jersey and New York and each other jurisdiction in which the Company is qualified to do business stating that the Company is in good standing;

(vi)                              duly executed copies of the Pay-Off Letters;

(vii)                           Letters of Transmittal duly executed and properly completed by the members of the Company set forth on Schedule 2.14(a)(vii);

(viii)                        an operating statement for each of Norwalk and Totowa for each fiscal quarter and year to date and a consolidated operating statement for such Company Leased Real Properties for each such fiscal quarter and year to date (such statements and reports to be in form and substance consistent with past practice);

(ix)                              estoppel certificates from the lessors under each of the Company Leases in form and substance reasonably satisfactory to Parent;

(x)                                 duly executed releases and termination agreements required to satisfy or release any Liens securing the Existing Company Debt or any other agreement with any landlord of a Company Lease pertaining thereto; and

(xi)                              such other certificates, documents, and instruments as the Company may reasonably request in order to effect the transactions contemplated hereby.

(b)                                 At the Closing, Parent shall deliver or cause to be delivered to the Seller Representative the following:

(i)                                     the certificates referred to in Section 6.2(a) and Section 6.2(b);

(ii)                                  a copy of the Escrow Agreement duly executed by the Escrow Agent and Parent; and

(iii)                               such other certificates, documents and instruments as the Company may reasonably request in order to effect the transactions contemplated hereby.

Section 2.15                             Escrow.  At the Closing, Parent, Seller Representative, on behalf of the Sellers, and Escrow Agent shall enter into an Escrow Agreement (the “Escrow Agreement”), substantially in the form of Exhibit B, pursuant to which the Working Capital Escrow Amount, the Indemnity Escrow Amount, the Generator Escrow Amount and the Severance Escrow Amount shall be deposited into separate escrow accounts with the Escrow Agent for the purpose of funding Sellers’ obligations pursuant to Section 2.9, Article VII and Section 5.12 hereof (such amounts held by the Escrow Agent pursuant to the Escrow Agreement, the “Working Capital Escrow Fund”, the “Indemnity Escrow Fund”, the “Generator Escrow Fund” and the “Severance Escrow Fund” respectively).  Pursuant to the terms of the Escrow Agreement, (w) all funds remaining in the Working Capital Escrow Fund, including all undistributed earnings thereon, shall be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11 upon resolution of the Adjustment Amount in accordance with Section 2.10, (x) all funds remaining in the Indemnity Escrow Fund, including all undistributed earnings thereon but net of reserves for pending claims, will be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11 twelve (12) months following the Closing Date; and as each pending claim is resolved, the excess of the corresponding reserve (together with any undistributed earnings thereon) over the amount allowed will be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11, (y) all funds remaining in the Generator Escrow Fund, including all undistributed earnings thereon, shall be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11 twelve (12) months following the Closing Date and (z) all funds remaining in the Severance Escrow Fund, including all undistributed earnings thereon, shall be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11 six (6) months following the Closing Date.

Section 2.16                             Treatment of Employee Units and Phantom Units.  As of the Closing, all Employee Units and Phantom Units shall be vested.  Holders of vested Employee Units shall be entitled to receive the “Liquidity Value” of such units as determined in accordance with the Second Amended and Restated Cervalis Employee Unit Plan and the Company LLC Agreement, to be paid at the same time(s) and upon the same terms as payments are made to holders of Common Units pursuant to this Agreement.  Holders of vested Phantom Units shall be entitled to receive the “Liquidity Value” of such units as determined in accordance with the Cervalis Employee Unit Plan II and the Company LLC Agreement, to be paid at the same time(s) and upon the same terms as payments are made to holders of Equity Incentive Units pursuant to this Agreement.  At Closing, Parent shall pay all amounts payable under this Section 2.16 that are not subject to escrow to the Surviving Company, which shall remit such amounts to the holders of

Employee Units and Phantom Units subject to deductions for all applicable withholding taxes as determined by the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as disclosed in the corresponding section of the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub on the date hereof as follows:

Section 3.1                                    Organization of the Company and the Company Group.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, and the Company has the limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  Each other Company Group company (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has the organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. The Company has made available to the Parent correct and complete copies of its certificate of formation and limited liability company agreement, which documents reflect all amendments made thereto.  Each Company Group company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2                                    Authorization.  The Company has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been, or will be at the time of execution, duly authorized.  No corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 3.3                                    Noncontravention.  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with the organizational documents of the Company, (b) result in a breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Company Contract, (c) subject to the Consents of Governmental Authorities described in Section 3.6, violate any Law to which any Company Group company is subject or by which any property or asset of the Company Group is bound or affected, (d) result in a violation or revocation of any required Permits, or (e) result in the creation of any Lien (other than Permitted Liens) on any of the properties, assets or Equity Securities of any Company Group company except, in each case, for such violations, breaches, defaults, conflicts, or Liens that would not, individually or in the aggregate, be material to the Group Companies taken as a whole.

Section 3.4                                    Capitalization.

(a)                                 The authorized Equity Securities of the Company consists of 986,885 Series A Preferred Units, 600,000 Series B Preferred Units, 1,710,032 Common Units and 190,004 Equity Incentive Units.  As of the date hereof, (i) the issued and outstanding Equity Securities of the Company consists of 986,885 Series A Preferred Units, 600,000 Series B Preferred Units, 107,028 Common Units, 142,500 Equity Incentive Units, 11,268 Employee Units and 40,000 Phantom Units (ii) Section 3.4(a) of the Disclosure Schedule sets forth a complete and accurate list of the (A) name of each holder of Company Units, Employee Units and Phantom Units, and (B) the number of Company Units, Employee Units and Phantom Units held by each such holder.  All of the Company Units have been duly authorized and are validly issued, fully paid and non-assessable, and have not been issued in violation of preemptive or similar rights (and are not subject to any such rights), the Securities Act or any other Law.  There are no declared but unpaid distributions with respect to any Company Units. No appraisal, dissenters’ or similar rights are available under the Company LLC Agreement to the holders of Company Units in connection with the Merger or the other transactions contemplated by this Agreement.  The Waterfall is a true and correct calculation of the Estimated Merger Consideration (assuming the number utilized for the Estimated Merger Consideration in the Waterfall equals the actual Estimated Merger Consideration determined pursuant to Section 2.9 hereof).

(b)                                 There are no convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) requiring, and there are no Equity Securities of the Company outstanding which upon conversion or exchange would require, or other commitments, contingent or otherwise, relating to any Equity Security of, or other equity or voting interest in, the Company that would require, the issuance, delivery or sale, or that would cause the Company to be required to issue, deliver or sell, any Equity Securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities of the Company.  Except for this Agreement, there is no voting trust, proxy or other contract, agreement or understanding with respect to the voting of the Company Units to which any Company Group company, the Seller Representative and its Affiliates, or any current director or officer of any Company Group company is a party.  Except for the Employee Units and Phantom Units, there are no outstanding or authorized equity appreciation, phantom units, profit participation or similar rights with respect to the equity interest in the Company.

Section 3.5                                    Subsidiaries of the Company.

(a)                                 Section 3.5(a) of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Securities held by the Company, directly or indirectly, in such Subsidiary, and, if held indirectly, the names of all equity holders and the number of Equity Securities owned by each equity holder.  The Company is the sole direct or indirect beneficial and record owner of the outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (i) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws, and (iii) for Permitted Liens.  Except for Equity Securities of the Company’s Subsidiaries, no Company Group company owns any equity, partnership, membership or similar interest in, any other Person.

(b)                                 The outstanding Equity Securities of each of the Company’s Subsidiaries are validly issued and fully paid, and are not subject to, nor were they issued in violation of any preemptive or similar rights, the Securities Act or any other Law and, if shares of capital stock of a corporation, non-assessable.  There is no outstanding or authorized option, warrant, subscription, call, purchase or other right, claim or contract of any character to which the Company or any of its Subsidiaries is a party requiring, and there are no Equity Securities of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, or other commitments, contingent or otherwise, relating to the Equity Securities of, or other equity or voting interest in the Company or any of its Subsidiaries that would require the issuance, delivery or sale, or that would cause any of the Company’s Subsidiaries to be required to issue, deliver or sell, any Equity Securities of any such Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities of any such Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity interest in, any of the Company’s Subsidiaries, and there are no voting trusts, proxies, or other contract, agreement or understanding with respect to the voting of the Equity Securities of any of the Company’s Subsidiaries.

Section 3.6                                    Government Authorizations.  Except for (a) compliance with the HSR Act, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws and (c) Consents that, if not obtained or made, would not, individually or in the aggregate, be material to the Company Group, no Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.7                                    Financial Statements.  (a)  Set forth in Section 3.7 of the Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Company Group as of March 31, 2015 and the related unaudited consolidated statements of operations, changes in members equity and cash flows for the three months then ended and (ii) the audited consolidated balance sheets of the Company Group as of December 31, 2014, December 31, 2013 and December 31, 2012, and the related audited consolidated statements of operations, changes in members equity and cash flows for the years then ended (collectively, the “Company Financial Statements”).  The Company Financial Statements (i) present fairly, in all material respects, the consolidated financial position, statements of operations and cash flows of the Company Group, at the respective dates set forth therein and for the respective periods covered thereby, (ii) were prepared based on the books and records of the Company Group, and (iii) were prepared in accordance with GAAP (except, in the case of the interim financial statements, for the absence of footnotes and any year-end adjustments (none of which are, individually or in the aggregate, material)), consistently applied, except as otherwise noted therein.  No financial statements of any Person other than the Company Group are required by GAAP to be included in the consolidated financial statements of the Company Group.

(b)                     No Company Group company has any liabilities that are of a nature that would be required to be disclosed on a balance sheet of a Company Group company (or the footnotes thereto) prepared in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise), other than liabilities (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) obligations under the terms of any executory contracts (but not any liabilities for indemnification thereunder or breach thereof), (iv) incurred in connection with the transactions and contemplated by this Agreement or (v) that are immaterial to the Company Group, taken as a whole.

Section 3.8                                    Absence of Certain Changes.  Since the Balance Sheet Date, (i) no event, change, development or effect has occurred that, individually or together with all other events, changes, developments or effects, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) each Company Group company has conducted its business in the ordinary course consistent with past practice.

Section 3.9                                    Tax Matters.

(a)                                 Each of the Company Group companies has (i) timely filed, or caused to be timely filed, all material Tax Returns that it was required to file (taking into account any applicable extensions) and (ii) paid or caused to be paid all of its material Taxes that are due and owing.  All such Tax Returns were correct and complete in all material respects.  There are no material Liens for Taxes on any of the assets of any Company Group company other than Permitted Liens.

(b)                                 None of the Company Group companies has received written notice from a Governmental Authority of a claim with respect to the Taxes of the Company Group, which claim is still outstanding.  To the Company’s Knowledge, no Tax Return of any Company Group company is currently the subject of an audit by any taxing authority.  No written notice of such an audit has been received by any such Company Group company.

(c)                                  None of the Company Group companies has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which extension is still in effect.

(d)                                 None of the Company Group companies is a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are between or among members of the Company Group or that are customary commercial contracts not primarily related to Taxes.

(e)                                  None of the Company Group companies is liable for the Taxes of any other Person (other than the Company or any of the Company’s Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)                                   The Company and each of its Subsidiaries are and have been since their formation treated as partnerships or disregarded entities for both state and federal Income Tax purposes and have not filed any affirmative election to the contrary.

(g)                                  Each of the Company Group companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(h)                                 To the Company’s Knowledge, none of the Company Group companies has, or has had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(i)                                     The reserve for Tax Liability set forth on the balance sheet of the Company Group as of the Balance Sheet Date was prepared in accordance with GAAP and in accordance with the past custom and practice of the Company Group.

(j)                                    To the Company’s Knowledge, none of the Company Group companies has, or has had within the past four (4) years, a connection with any state or local jurisdiction sufficient to permit the imposition of a Tax enacted by that jurisdiction.

(k)                                 The representations and warranties in this Section 3.9 and Section 3.16 are the sole representations and warranties of Company Group with respect to Taxes or Tax matters.

Section 3.10                             Property.

(a)                                 The Company Group does not own any real property.  The Company Group has not owned any real property.

(b)                                 Section 3.10(b)(i) of the Disclosure Schedule lists the street address of each parcel of real property currently leased, subleased, licensed or otherwise occupied by any Company Group company (the “Company Leased Real Property”) and a true and complete list of all Company Leases, including the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Company Leased Real Property.  The Company has made available to Parent true and complete copies of the Company Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) in effect on the date hereof relating to the Company Leased Real Property, and except in connection with any co-location agreement with any customer of the Company set forth in an agreement with any such customer made available to Parent (each of which co-location agreement is, and co-location agreements of a similar nature entered into in the future by a Company Group company will be, permitted under the Company Leases without the payment of any additional consideration by a Company Group company under a Company Lease), no Company Group company has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof.

(c)                                  Subject to the Remedies Exception, each lease relating to the Company Leased Real Property is in full force and effect and is the legal, valid and binding obligation of the Company Group company that is a party to such Company Lease and, to the Company’s Knowledge, the other parties thereto.  To the Company’s Knowledge, no Company Group company is in breach, violation or default in any material respect under any lease relating to the Company Leased Real Property and to the Company’s Knowledge, no other party thereto is in breach, violation or default in any material respect under any Company Lease relating to the Company Leased Real Property.  To the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach, violation or default in any material respect by any party to a Company Lease of Company Leased Real Property, or permit the termination, modification, acceleration, addition or increase of rent or any other obligation under any such Company Lease as a result of any such breach, violation or default.  No Consent, whether from the lessor or any other party to a Company Lease, is required in connection with the transactions contemplated by this Agreement (other than any lessor Consent which may be triggered by Parent’s failure to satisfy certain financial tests set forth in a Company Lease).  All base rent, and additional rent, if any, due and payable under each Company Lease has been paid as of the date hereof.

(d)                                 The Company Group has good and valid leasehold interest in the Company Leased Real Property, free and clear of all Liens except for Permitted Liens.  No Company Group company has mortgaged, collaterally assigned or granted any other security interest in such Company Lease or any interest therein, and there are no Liens or encumbrances on the estate or interest of the applicable Company Group company created by such Company Lease other than Permitted Liens.

(e)                                  To the Knowledge of the Company, the present use of the Company Leased Property is in conformity in all material respects with all applicable Laws, including, all applicable zoning laws, ordinances and regulations affecting such Company Leased Property.  No Company Group company has received any written notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting any Company Leased Property, and to the Knowledge of the Company, no such proceeding has been threatened or commenced.  To the Knowledge of the Company, all buildings and facilities subject to the Company Leased Property is structurally sound, in good condition and working order in all material respects, subject to ordinary wear and tear.

(f)                                   The Company Group owns, or has valid leasehold interests in, all material tangible personal property used in connection with the business of the Company Group, free and clear of all Liens (other than Permitted Liens), and such property is in good working order and condition in all material respects, ordinary wear and tear excepted.

(g)                                  No Company Leased Real Property is materially damaged as a result of any fire, explosion, accident, flood or other casualty and none of the other property of the Company or any other Company Group company is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

(h)                                 No Person has any right or option to acquire the leasehold interest of any Company Group in any Company Leased Real Property, except for the applicable lessor pursuant to the terms of the applicable Company Lease.

Section 3.11                             Intellectual Property.

(a)                                 Section 3.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of all (i) issued patents, registered trademarks and service marks, registered copyrights, and Internet domain name registrations, (ii) pending applications for any of the foregoing, in each case owned by any Company Group company, and (iii) Company Software.

(b)                                 A Company Group company owns all right, title and interest in and to, or possesses sufficient legally enforceable rights to use, free of any known infringement, misappropriation or other violation of any third-party Intellectual Property, in each case individually or together with another Company Group company, all Company Intellectual Property that is necessary for or used in the conduct of its business as currently conducted, free and clear of all Liens, except for Permitted Liens.  Each of the issuances, registrations and applications of Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. Each Company Group company has taken commercially reasonable actions to protect and maintain the Company Intellectual Property.

(c)                                  There are no claims against any Company Group company that are presently pending or threatened, contesting the validity, use, ownership, registration or enforceability of any Company Intellectual Property (with the exception of office actions in connection with applications for the registration or issuance of Company Intellectual Property issued in the ordinary course of prosecution), and no Company Group company has received written notice of any such claims during the past three (3) years. There are no claims against any Company Group company that are presently pending or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property and in the past six (6) years no Company Group company has received written notice of any of the foregoing.  To the Company’s Knowledge, the conduct of the businesses of the members of the Company Group as currently conducted does not infringe, misappropriate or otherwise violate any third-party Intellectual Property.

(d)                                 To the Company’s Knowledge, no third party is misappropriating, infringing upon, or otherwise violating, any Company Intellectual Property.  No members of a Company Group are subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the conduct of such member’s business  or use or ownership of any Company Intellectual Property.

(e)                                  To the Company’s Knowledge, all past and present employees and independent contractors of, and consultants to, each Company Group company, who have contributed to or participated in the conception or development of Company Intellectual Property used in or related to the conduct of the business of any Company Group company have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of such Company Group company and assign to such Company Group company all right, title and interest in all Company Intellectual Property created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with such Company Group company, without further consideration or any restrictions or obligations on the use or ownership of such Company Intellectual Property.

(f)                                   No Company Software is subject to any open source software license or similar arrangement that requires any Company Group company to make any source code or other Company Intellectual Property relating to such Company Software available to any Person, or otherwise impose any limitation, restriction, or condition on the right or ability of each Company Group company to use, license or distribute any Company Software. No source code for any Company Software has been delivered or made available to any Person who is not, as of the date of this Agreement, an employee or an independent contractor of the Company Group, and no Company Group company has agreed to deliver or make available such source code to any Person.

(g)                                  The computer systems, including the software, hardware, firmware, interfaces, networks, and related systems, owned, licensed or operated by each Company Group company (collectively, the “Company Systems”) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company Group. The Company Group has implemented commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company Systems (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, modification or corruption, the Company Group maintains commercially reasonably disaster recovery plans, and the Company Group has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and measures have been proven reasonably effective upon such testing in all material respects.  In the past five (5) years, there have been no failures, breakdowns, continued substandard performance, unauthorized intrusions, breaches, or other adverse events affecting any such Company Systems that have caused the material disruption or interruption in or to the use of such Company Systems and/or the conduct of any Company Group company’s business.

(h)                                 All Company Systems (other than software licensed or hardware leased by a Company Group company as licensee or lessee, respectively) are owned and operated by and are under the control of a Company Group company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of a Company Group company, except for third party facilities used by third parties in connection with the delivery of services to the Company Group (including facilities used to maintain and support software licensed to or hardware leased to the Company Group).

Section 3.12                             Environmental Matters.  Except as has not had or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole:

(a)                                 no Company Group company has received any written notice from any Governmental Authority or any other Person, alleging either that any Company Group company is in violation of any Environmental Law, which violation remains uncured, or that any Company Group company has any Liability arising under any Environmental Law, which Liability remains unresolved;

(b)                                 no Company Group company is subject to any outstanding consent decree, compliance order or administrative order pursuant to any Environmental Law;

(c)                                  there has been no Release of any Hazardous Materials by any Company Group company (or any other Person for whose Liabilities such member has assumed or undertaken contractually or by operation of Law) at, in, on or under any Company Leased Real Property or any other location, except in quantities or locations that would not require any investigation, corrective action or remediation (including with respect to soil or ground water) pursuant to any Environmental Law;

(d)                                 no Action is pending (or, to the Company’s Knowledge, threatened) against any Company Group company pursuant to any Environmental Law;

(e)                                  each Company Group company has at all times complied, and is currently in compliance, in all respects with all Environmental Laws;

(f)                                   to the Company’s Knowledge, none of the Company Leased Real Property has been listed on the federal Comprehensive Environmental Response, Compensation, and Liability Information System database or any other similar federal, state or local list of known or suspected contaminated sites;

(g)                                  no Company Group company (or any other Person for whose Liabilities any such member has assumed or undertaken contractually or by operation of Law) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, so as to give rise to any current or future Liabilities or investigatory, corrective, or remedial obligations pursuant to any Environmental Law;

(h)                                 true and correct copies of all written reports, audits and assessments and all other documents materially bearing on environmental, health or safety Liabilities, in the possession or control of any Company Group company, relating to the past or current operations, properties or facilities of the business of the Company Group (including environmental conditions in, on or about the Company Leased Real Property or to compliance with Environmental Laws) for the past ten (10) years have been made available to Parent; and

(i)                                     none of the Company Leased Real Property will as the result of the consummation of this Agreement give rise to any requirements to notify or obtain the approval of the relevant Governmental Authorities under the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act or any other similar transaction-triggered Environmental Laws.

(j)                                    Notwithstanding anything to the contrary in this Agreement, this Section 3.12, Section 3.18 and Section 3.20 are the only representations and warranties made by the Company concerning environmental matters.

Section 3.13                             Contracts.

(a)                                 Section 3.13(a) of the Disclosure Schedule lists the following contracts or agreements to which any Company Group company is a party and which are in effect on the date hereof, other than any lease agreements for Company Leased Real Property (which are addressed in Section 3.10):

(i)                                     any contract(s) requiring a future capital expenditure or future recurring commitments by any Company Group company in excess of $600,000, or any contracts relating to any acquisition by any Company Group company of any assets, operating business or the Equity Securities of any other Person (A) in excess of $500,000 and (B) in respect of which any Company Group company has any continuing Liabilities that would reasonably be expected to exceed $500,000;

(ii)                                  any contract with a customer listed on Section 3.21 of the Disclosure Schedule;

(iii)                               any contract pursuant to which a Company Group company (A) licenses from a third party any Intellectual Property (other than any click-wrap, shrink-wrap or off-the-shelf software licenses, or any other software licenses that are commercially available on reasonable terms to the public generally in each case with aggregate license, maintenance, support and other fees of less than $250,000 per year and/or a replacement cost of less than $250,000) or receives a covenant not to sue with respect to Intellectual Property, (B) grants a license or covenant not to sue with respect to any Company Intellectual Property, or (C) agrees to restrict or otherwise limit its use or enforcement of any Company Intellectual Property in a manner that limits or otherwise restricts the operation of such Company Group company’s business in any material respect;

(iv)                              any contract that limits the ability of any Company Group company to engage in any line of business or that contains a covenant not to compete or solicit applicable to a Company Group company;

(v)                                 any contract under which the counterparty is a reseller, distributor, agency or any similar agreement involving at least $500,000 in payments during a calendar year;

(vi)                              any contract or agreement under which any Company Group company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness or (C) extended credit to any Person (including any loan or advance) in an amount in excess of $500,000 of committed credit;

(vii)                           any contract or agreement between or among a member or members of the Company Group, on the one hand, and any of the Sellers or their Affiliates (other than any Company Group company), on the other hand, or any contract or agreement between any Company Group company and any current officer or director of any Company Group company (other than employment and employment-related contracts made in the ordinary course of business);

(viii)                        any contract or agreement establishing any joint venture, strategic alliance or other collaboration;

(ix)                              any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $250,000;

(x)                                 any contract for the employment of, or payment of commissions to, any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000, or any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(xi)                              any contract providing for payments based in any manner upon the sales, purchasing, receipts, income or profits of the Company Group companies;

(xii)                           any contracts (other than those listed above) the performance of which involves payment of consideration by the Company Group in excess of $500,000; and

(xiii)                        any contract entered into outside of the ordinary course of business or not on arms-length terms;

(xiv)                       any contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(xv)                          any contract that provides any customer with pricing, discounts, or benefits that change based on the pricing, discounts or benefits offered to other customers including, without limitation, contracts containing what are generally referred to as “most favored nation” provisions,

(xvi)                       any contracts that provide for any type of exclusivity; and

(xvii)                    any contract with a customer listed on Section 3.21 of the Disclosure Schedule that contains a right of first refusal or right of first offer.

All contracts and agreements that are or are required to be set forth in Section 3.13(a) of the Disclosure Schedule are referred to herein as “Material Company Contracts.”

(b)                                 (i) Subject to the Remedies Exception, each Material Company Contract is in full force and effect and is the legal, valid and binding obligation of the Company Group company that is a party to such Material Company Contract and, to the Company’s Knowledge, the other parties thereto, and (ii) no Company Group company, or, to the Company’s Knowledge, any of the other parties thereto, is in material breach, violation or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a material breach, violation or default by any such party, or permit termination, modification or acceleration by the other parties thereto, under such Material Company Contract, except that, in order to avoid a default, violation or breach under any Material Company Contract, the Consent of the other parties thereto set forth in Section 3.3 of the Disclosure Schedule may be required in connection with the transactions contemplated hereby.

Section 3.14                             Insurance.  Section 3.14(a) of the Disclosure Schedule lists, as of the date hereof, all insurance policies owned or held by the Company Group (the “Insurance Policies”).  (a) The Company Group is in compliance, in all material respects, with the terms of the Insurance Policies, (b) no Company Group company has received any written notice from any insurer under any of the Insurance Policies, canceling, materially amending, or increasing the premiums for any such policy and (c) all premiums on the Insurance Policies due and payable have been paid.  There have been no gaps in the insurance coverage of the Company Group companies and there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All Insurance Policies are in full force and effect.  Section 3.14(a) of the Disclosure Schedule also sets forth a list and description of all claims made by any Company Group company under the Insurance Policies (or any other insurance policies which were in effect) within the past three (3) years.

Section 3.15                             Litigation.  (a) There are no Actions pending or, to the Company’s Knowledge, threatened against any Company Group company (b) there are no outstanding injunctions, judgments, orders, decrees or rulings to which any Company Group company is a party or by which it is bound by, or with any Governmental Authority, and (c) no event has occurred or circumstance exists that may give rise to or serve as a basis for the foregoing in each case, that are reasonably likely to have a Company Material Adverse Effect.

Section 3.16                             Employee Benefits Matters.

(a)                                 Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list of all “employee benefit plans,” within the meaning of Section 3(3) of ERISA, and all other material benefit or compensation plans, programs, agreements, and arrangements maintained, sponsored or contributed or required to be contributed to by any Company Group company for the benefit of any Company Group Employees, or with respect to which any Company Group company has any material Liability (collectively, the “Company Plans”).  No Company Plans are maintained outside the jurisdiction of the United States.

(b)                                 Each Company Plan has been operated, funded and administered in all material respects in accordance with its terms and with applicable Law, including ERISA and the Code.  With respect to each Company Plan, all material contributions and premium payments for all time periods ending prior to or at the Effective Time shall have been made or properly accrued.

(c)                                  Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that such Company Plan satisfies the requirements of Section 401(a) or is entitled to rely upon a favorable opinion letter from the Internal Revenue Service on the pre-approved form of such Company Plan and there are no facts or circumstances that would reasonably be expected to adversely affect such qualification.

(d)                                 There are no pending or, to the Company’s Knowledge, threatened Actions relating to the Company Plans (other than routine claims for benefits).  There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that would result in material Liability to any Company Group company.  Each Company Group company has complied and is in compliance in all material respects with the requirements of Section 4980B of the Code.  No Company Group company has any Liability with respect to the provision of post-employment or post-termination welfare or welfare-type benefits to any Person other than pursuant to Section 4980B of the Code.

(e)                                  No Company Group company maintains, sponsors, contributes to, or has  any Liability under or with respect to:   any defined benefit plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA,  any  “multiemployer plan,” within the meaning of Section 3(37) of ERISA, any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)                                   With respect to each Company Plan, true and complete copies of the following documents have been provided to Parent and Merger Sub, to the extent applicable: (i) the most recent plan documents and all amendments thereto; (ii) the most recent trust instruments and insurance contracts; (iii) the most recent Form 5500 as filed; (iv) the most recent summary plan description; and (v) the most recent determination or opinion letter issued by the Internal Revenue Service.

(g)                                  Neither the execution and delivery of this Agreement, equityholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i) any officer, director, employee or other service provider of the Company Group receiving or becoming entitled to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, under any Company Plan or otherwise, to any current or former officer, director, employee or other service provider of any Company Group company; or (iii) the acceleration of the time of payment or vesting or result in any funding of compensation or benefits under any Company Plan.

Section 3.17                             Labor and Employment Matters.

(a)                                 No Company Group company is a party to any labor or collective bargaining contract or other contract or relationship with any labor union or other collective bargaining representative.  There are no pending, or to the Company’s Knowledge, threatened organizing activities or collective bargaining arrangements with any labor organization or group of employees of the Company Group, and, to the Company’s Knowledge, no such activities or arrangements have occurred or been in place in the past three (3) years.  No labor strike, work stoppage, walkout, slowdown or similar labor dispute (each, a “Labor Dispute”) with respect to employees of the Company Group has occurred in the past three (3) years and there are no pending or, to the Company’s Knowledge, threatened Labor Disputes by employees of the Company Group.  None of the Company Group is the subject of any material Action that asserts that any Company Group company has committed an unfair labor practice or that seeks to compel the Company Group to bargain with any labor organization and, to the Company’s Knowledge, no such Action is threatened.  The Company Group companies are in material compliance with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws within the last three (3) years, and have not, and are not, engaged in any unfair labor practice.

(b)                                 No Company Group company has incurred any material Liability under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees (collectively, “WARN”).

(c)                                  The Company has made available to Parent a list, as of the date hereof, all employees of the Company Group companies and each such employee’s annual salary and bonus for the fiscal year ending December 31, 2015.

(d)                                 To the Knowledge of the Company, all employees, agents, and contractors of the Company Group are legally authorized to work in the United States.  Each Company Group company has properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, agents and contractors including the Form I-9.  No Company Group company has received any notice from any Governmental Authority that such Company Group company is in violation of any Law pertaining to immigration control and there is no pending, or to the Knowledge of the Company threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against any Company Group company.

Section 3.18                             Legal Compliance.  Since January 1, 2012, the Company Group has complied in all material respects with all Laws applicable to its business or operations.

Section 3.19                             Brokers’ Fees.  No Company Group company has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Parent, Merger Sub or any of their respective Affiliates or the Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.20                             Permits.  To the Company’s Knowledge, the Company Group has all Permits required to conduct its businesses in all material respects as currently conducted and operated and each such Permit is in full force and effect and the applicable Company Group company is in compliance in all material respects with all its obligations with respect thereto.  No Company Group company has received written notice that any Governmental Authority intends to cancel or terminate any Permits required by any Company Group in connection with the conduct of its business as presently conducted.

Section 3.21                             Customers and Vendors.  Section 3.21(a) of the Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest accounts with customers (based on approximate total revenues attributable to such account) and twenty (20) largest vendors (based on the total amount purchased from such vendor) of the Company Group for the years ended December 31, 2013 and December 31, 2014.  No Company Group company has received any written notice from any of such customers or vendors stating the intention of such Person to (a) cease doing business with the Company Group or (b) change, in a manner materially adverse to the Company, the relationship of such Person with the Company Group, including without limitation, any change in pricing or other business terms and, to the Knowledge of the Company, no such customer or vendor intends to do any of the foregoing.

Section 3.22                             Certain Business Practices. No Company Group company or, to the Company’s Knowledge, any director, officer or employee of any Company Group company has:  (a) used or promised any funds for unlawful contributions, gifts, entertainment or made other unlawful payments relating to political activity;  (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) paid, promised, accepted or received any unlawful payments, expenditures or gifts.

Section 3.23                             Affiliate Matters.  No (a) Affiliate of any Company Group company or (b) entity in which, to the Company’s Knowledge, any such Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by such member, officer or director), is a party to any contract or business arrangement with, or relating to, the Company Group (other than employment contracts or employment related contracts entered into in the ordinary course of business of the Company Group) or owns, or has any interest in, any asset or property material to the business of the Company Group.

Section 3.24                             Capital Expenditures.  Since January 1, 2015, the Company Group has acted in the ordinary course of business with respect to capital expenditures.

Section 3.25                             Privacy. To the Company’s Knowledge, no security breach, violation, or unauthorized access to any Personal Data that is collected, used, or held for use by any Company Group company has occurred or, to the Knowledge of the Company, is threatened.

Section 3.26                             Business Continuity.  The Company Group currently maintains a plan with respect to business continuity and disaster recovery activities which has been made available to Parent.

Section 3.27                             OFAC.  No Company Group company is or has been a Person restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, or has engaged in any dealings or transactions or otherwise been associated with such Persons (any such Person, a “Designated Person”).

Section 3.28                             Exclusivity of Representations and Warranties.

(a)                                 NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE SELLERS AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE,

EXPRESS OR IMPLIED, AS TO THE EQUITY SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE COMPANY GROUP COMPANIES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLERS AND THE COMPANY PURSUANT HERETO.

(b)                                 Except with respect to the Company as expressly set forth in the definition of “Knowledge,” the Sellers and the Company have not undertaken, nor shall the Sellers or the Company have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to the Company’s Knowledge.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement or in any section of the Disclosure Schedule hereto, any information disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed in all such sections of the Disclosure Schedule if the relevance of such disclosure to such other sections is reasonably apparent from the face of such disclosure.  Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or the Sellers in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING PARENT GROUP

The Parent hereby represents and warrants to the Company and Sellers on the date hereof and on the Closing Date as follows:

Section 4.1                                    Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of Maryland and Delaware respectively.  Each of Parent and Merger Sub has the organizational power and authority to carry on in all respects its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except as would not have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.2                                    Authorization.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereby and thereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been, or will be at the time of execution, duly authorized.  All proceedings on the part of Parent or Merger Sub that are necessary to authorize this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby have been conducted.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, (assuming this Agreement constitutes a legal, valid and binding obligation of the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

Section 4.3                                    Noncontravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) conflict with the organizational documents of Parent or Merger Sub, (b) result in a breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, lease, license, instrument or other arrangement to which Parent, Merger Sub or any of their Affiliates is a party or by which any of their respective properties or assets are bound or affected, (c) subject to the Consents of Governmental Authorities described in Section 4.4, violate any Law to which Parent, Merger Sub or any of their Subsidiaries is subject, or (d) result in the creation of any Lien on any of the properties, assets or capital stock of any member of Parent or Merger Sub except, in each case, for such conflicts, breaches, defaults or violations which would not, individually or in the aggregate, have not had or would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.4                                    Government Authorizations.  Except for (a) compliance with the HSR Act and the regulations thereunder, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (c) Consents that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect and (d) Consents not required to be made or given until after the Closing, no Consent of, with or to any Governmental Authority is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5                                    Brokers’ Fees.  None of Parent, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or its members or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.6                                    Financial Capacity.  Sufficient funds will be available to Parent at the Closing to enable Parent to consummate the transactions contemplated by this Agreement.

Section 4.7                                    No Actual Knowledge of Misrepresentation or Omission, Information.  On behalf of Parent and Merger Sub, to the actual knowledge (excluding constructive knowledge and any duty of inquiry) of the individuals set forth on Schedule 4.7, (a) none of the representations and warranties of the Sellers and the Company made in this Agreement (as qualified by the Disclosure Schedule) that are qualified as to materiality are not true and correct, and those representations and warranties of Seller made in this Agreement (as qualified by the Disclosure Schedule) that are not so qualified are true and correct in all material respects, and (b) there are no material errors in, or material omissions from, any section of the Disclosure Schedule.  Parent hereby acknowledges that none of the Sellers nor the Company is making or has made any representations or warranties relating to the Equity Securities, the businesses or the assets of any Company Group company or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein, and that the Parent has not relied on any confidential information memoranda, management presentations, financial projections or other supplemental data provided by the Company.

ARTICLE V

COVENANTS

Section 5.1                                    Conduct of the Company.

(a)                                 The Company covenants and agrees that, except as otherwise (i) required by this Agreement (including as described in Section 5.1(a) of the Disclosure Schedule) and the other Transaction Documents, or as otherwise (ii) approved in writing by Parent or Merger Sub, as permitted under applicable antitrust Laws, during the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each other Company Group company to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and to maintain and preserve intact the business of the Company Group.

(b)                                 In furtherance of the provisions of Section 5.1(a), until the Closing, except (i) as otherwise required by this Agreement (including as described in Section 5.1(b) of the Disclosure Schedule) and the other Transaction Documents, (ii) as required by applicable Law, or (iii) as otherwise approved in writing by Parent or Merger Sub, as permitted under applicable antitrust Laws, the Company will not, and will cause each other Company Group company not to, take any of the following actions:

(i)                                     (A) amend any organizational documents of a Company Group company,  (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or securities or other equity interests of any Company Group company or issue any rights to subscribe for or acquire any shares of capital stock or securities or other equity interests of any Company Group company or (C) split, combine, subdivide or reclassify any Company Units;

(ii)                                  (A) amend, cancel or terminate any Company Lease or Material Company Contract or material Permit relating to the Company Group (where such amendment, cancellation or termination would be materially adverse to the Company Group) or (B) other than in the ordinary course of business, enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, or contract that, if in effect on the date hereof, would be required to be identified on Section 3.13(a) of the Disclosure Schedule;

(iii)                               enter into a labor or collective bargaining agreement or other written agreement, arrangement with any labor union or any employee organization;

(iv)                              sell, transfer, license or otherwise dispose of or encumber any of the assets pertaining to the business of the Company Group, acquire any assets with a value in excess of $500,000 (including by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof) or make or commit to make any capital expenditures (other than any budgeted capital expenditures or commitments set forth in the 2015 Company Group budget made available to Parent) in excess of $500,000;

(v)                                 delay or postpone the payment of accounts payable and other Liabilities, accelerate the collection of accounts receivable, or, except as required or permitted by GAAP, change any accounting methods, principles or practices;

(vi)                              make or rescind any material Tax election or change any Tax accounting methods if such election or change would be binding on Parent for periods on or after the Closing Date;

(vii)                           transfer, assign, license, abandon or otherwise dispose of any Intellectual Property owned or used by any Company Group company other than in the ordinary course of business;

(viii)                        except as required pursuant to the terms of any Company Plan or other written agreement in effect on the date of this Agreement (a) grant to any officer, director or employee of any Company Group company with an annual salary in excess of $200,000 any material increase in salary, bonus or other compensation or benefits (other than in the ordinary course of business consistent with past practice) or grant or announce any incentive equity awards, (b) grant to any officer, director or employee of any Company Group company with an annual salary in excess of $200,000 any material increase in severance or termination pay, (c) enter into any employment, bonus, retirement, consulting, severance or termination agreement with any officer, director or employee of any Company Group company with an annual salary in excess of $200,000, other than any of the foregoing entered into in connection with customary employment arrangements for new hires consistent with past practice, (d) hire any new employees who will earn an annual salary in excess of $200,000, (e) establish, adopt, enter into or amend in any material respect or materially increase benefits under any Company Plan, (f) accelerate any rights or benefits under any Company Plan, or (g) agree to pay to any officer, director or employee with an annual salary in excess of $200,000 any pension, retirement allowance or other employee benefit not required by any existing Company Plan or other written agreement.

(ix)                              permit any Company Group company to (A) create, incur or assume any Indebtedness (other than revolver borrowings under the Existing Company Debt), (B) assume, guarantee, endorse or otherwise become liable for any Liability of any Person or (C) allow any of its properties or assets, whether tangible or intangible, to become mortgaged, pledged or subjected to any Lien (other than Permitted Liens or any other Lien which is terminated or released on or prior to the Closing Date);

(x)                                 allow any of the Company Group’s Insurance Policies to terminate or lapse, unless such Insurance Policies are renewed or replaced in the ordinary course of business;

(xi)                              settle or compromise, or agree to settle or compromise, any Action (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of Actions involving solely money damages not in excess of $500,000;

(xii)                           implement any employee layoffs that could implicate WARN;

(xiii)                        cancel any third party Indebtedness owed to any Company Group company;

(xiv)                       make any distributions with respect to any Company Units;

(xv)                          enter into any agreement or commitment to lease or otherwise acquire any real property; or

(xvi)                       agree with any Person, whether in writing or otherwise, to do any of the foregoing.

Section 5.2                                    Access to Information; Confidentiality.

(a)                                 Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each other Company Group company to, permit Parent and its authorized agents or representatives, including its independent accountants, to have reasonable access to the personnel, properties, books and records of the Company Group during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Group as Parent may reasonably request and for such other purposes as Parent may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business of the Company or the Company Group and shall be in accordance with applicable antitrust Laws.  All requests for access to the offices, properties, books and records of the Company Group shall be made to the Seller Representative or such representatives of the Company as the Seller Representative shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b)                                 Each Party and its respective Affiliates and representatives will hold in confidence all confidential information obtained from any other Party or its Affiliates, officers, agents, representatives or employees, whether or not relating to the business of the Company Group or the Parent Group, as applicable, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement.

Section 5.3                                    Efforts.  Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VI to be fully satisfied.  In connection with the preparation and submission of Parent’s filings with the Securities and Exchange Commission, each Company Group company shall (i) promptly provide Parent with all such information concerning the business, financial statements and affairs of the Company Group as reasonably requested by Parent, and (ii) cause their attorneys and auditors to cooperate with Parent and Parent’s attorneys and auditors.  Additionally, the Company shall cause the Drag Along Rights set forth in Section 5.1 of the Company Members Agreement to be exercised in connection with, and applicable to, the Merger and the transactions contemplated by this Agreement.

Section 5.4                                    Approvals. Without limiting the generality of Section 5.3:

(a)                                 Each of the Parties hereto will furnish to the other Party hereto such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Authority.

(b)                                 The Company, Parent and Merger Sub shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement as promptly as practicable after the date hereof, and respond as promptly as practicable to any requests for additional information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act; (ii) subject to applicable Laws relating to access to and the exchange of information, each of the Parties shall: (w) have the right to review in advance, and to the extent reasonably practicable each shall consult the other on, all information that appears in any filing made with, or written materials submitted to, any Governmental Authority; (x) promptly notify and provide a copy to the other Party of any substantive written communication received from any Governmental Authority with respect to any such filing or submission or otherwise with respect to the transactions contemplated by this Agreement; (y) give the other reasonable prior written notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Authority with respect to any such filing or submission or otherwise with respect to the transactions contemplated by this Agreement; and (z) not, nor permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority with respect to any such filing or submission or otherwise with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of such meeting or conversation and without giving (unless prohibited by such Governmental Authority) the opportunity to the other Party to attend or participate; and (iii) promptly take all actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act.

(c)                                  (i) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.4(b) and (ii) if any objections are asserted with respect to the transactions contemplated hereby under any antitrust Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, Parent and the Company each shall take all actions reasonably necessary, proper or advisable as may be necessary to resolve objections or suits so as to permit consummation of the transactions contemplated by this Agreement in a timely manner.  Nothing in this Agreement, including this Section 5.4, shall obligate Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates (i) to dispose of or transfer, or to cause any of its Subsidiaries or Affiliates to dispose of or transfer, any assets or voting securities, or to commit to cause any Company Group company to dispose of or transfer any assets or voting securities; (ii) to discontinue, or cause any of its Subsidiaries or Affiliates to discontinue, offering any product or service, or to commit to cause any Company Group company to discontinue offering any product or service; (iii) to license or otherwise make available, or to cause any of its Subsidiaries or Affiliates to license or otherwise make available, to any Person, any technology, software or other proprietary rights, or to commit to cause any Company Group company to license or otherwise make available to any Person any technology, software or other proprietary rights; (iv) to hold separate or cause any of its Subsidiaries or Affiliates to hold separate any assets, operations, or voting securities (either before or after the Closing Date), or to commit to cause any Company Group company to hold separate any assets, operations, or voting securities; (v) to terminate or modify, or cause any of its Subsidiaries or Affiliates to terminate or modify, any existing relationships or contractual rights, or to commit to cause any Company Group company to terminate or modify any existing relationships or contractual rights; (vi) to make or cause any of its Subsidiaries or Affiliates to make any commitment (to any Governmental Authority or otherwise) regarding its future operations or the future operations of any Company Group company, or to cause any Company Group company to make any commitment (to any Governmental Authority or otherwise) regarding its future operations or the future operations of the any Company Group company; or (vii) to agree or commit to doing, or to cause any of its Subsidiaries or Affiliates to agree or commit to doing, any of the foregoing.

(d)                                 Parent shall be responsible for the payment of all filing fees under the HSR Act.

Section 5.5                                    Public Announcements.  Except to the extent otherwise required by applicable Law (and then only after consultation with the other Parties), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement or the Transaction Documents without the prior written consent of the other Parties.

Section 5.6                                    Employee Benefit Arrangements.

(a)                                 For the period commencing on the Closing Date and ending on the last day of the calendar year in which the Closing Date occurs, Parent, the Surviving Company or an Affiliate thereof shall provide compensation and benefits for each employee of any Company Group company (as determined immediately prior to the Closing) (collectively, the “Company Group Employees”) who continues employment with Parent, the Surviving Company or any of their Affiliates after the Closing (collectively, the “Continuing Employees”) that are comparable in the aggregate to the compensation and benefits provided by any Company Group company to such employee immediately prior to the Closing (other than equity based compensation, tax gross-ups or make whole payments, and benefits triggered by a change in control).  Continuing Employees shall be considered to be employed by Parent, the Surviving Company or such Affiliate on an “at will” basis and nothing herein shall be construed to limit the ability of Parent, the Surviving Company or such Affiliate to terminate the employment of any Continuing Employee at any time.

(b)                                 With respect to any 401(k), health or welfare, severance or vacation or paid time off plan or policy  maintained by Parent, the Surviving Company or any of their Affiliates for any Continuing Employee, for purposes of determining eligibility to participate, vesting, and levels of severance pay, vacation pay and other paid time off entitlements, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as all service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or an Affiliate thereof to the extent recognized by the Company or its Subsidiaries under an analogous Company Plan for a similar purpose prior to the Closing; provided, that such service shall not be recognized for benefit accrual purposes under any defined benefit pension plan or to the extent such recognition would result in any duplication of benefits or compensation.  Without limiting the foregoing, Parent, the Surviving Company and their Affiliates shall recognize the accrued but unused vacation entitlements as of the Closing Date of each Continuing Employee, and shall permit each Continuing Employee to use such vacation time during the calendar year in which the Closing occurs.

(c)                                  With respect to each medical, dental, vision and prescription drug plan and program maintained by Parent, the Surviving Company or any of their Affiliates for the benefit of any Continuing Employee (and his or her eligible dependents), Parent, the Surviving Company or such Affiliate shall make commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements and the application of any pre-existing conditions or limitations under such plan or program, and (ii) cause each Continuing Employee (and his or her eligible dependents) to be given credit under such plan or program for all amounts paid by such Continuing Employee (or his or her eligible dependents) under any similar Company Plans for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments, coinsurance and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Company or such Affiliate for the plan year in which the Closing Date occurs.

(d)                                 Unless otherwise requested by the Parent, the Company Group companies shall terminate the Cervalis LLC 401(k) Plan by proper Board action effective no later than the day before the Closing Date.  Effective as of the Closing Date, Parent shall have, or cause the Surviving Company or another of its Affiliates to have, in effect for Continuing Employees a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to Section 401(a) of the Code (the “Surviving Company 401(k) Plan”).  Parent, the Surviving Company or such other Affiliate shall, in accordance with its obligations under Section 5.6(b), ensure that Continuing Employees shall receive credit for all service credited under the Cervalis LLC 401(k) Plan (the “Cervalis 401(k) Plan”) for purposes of eligibility and vesting under the Surviving Company 401(k) Plan to the extent credited for the same purpose under the Cervalis 401(k) Plan as of the Closing Date.  Subject to applicable law and the terms of the Cervalis 401(k) Plan, Continuing Employees who participated in the Cervalis 401(k) Plan shall be entitled to receive a distribution of their vested account balance under that plan or to roll over all or a portion of such vested account balance to the Surviving Company 401(k) Plan, and Parent, the Surviving Company or such Affiliate shall cause the Surviving Company 401(k) Plan to accept any such rollovers that are “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) made in cash or in the form of participant loan promissory notes.

(e)                                  The Company and Parent acknowledge and agree that all provisions contained in this Section 5.6 with respect to Company Group Employees and Continuing Employees are included for the sole benefit of the Company and Parent, and that nothing in this Section 5.6, whether express or implied, shall be treated as an amendment or other modification to any Company Plan or other benefit or compensation plan, agreement or other arrangement or create any third party beneficiary or other rights (i) in any Person other than the Parties to this Agreement, including any Company Group Employees, former Company Group Employees, Continuing Employees, any participant in any Company Plan, or any dependent or beneficiary thereof, or (ii) to continued employment or any particular term of condition of employment of any Person with the Company, Parent or any of their respective Affiliates.

Section 5.7                                    Further Assurances.  Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 5.8                                    Exclusivity.  From the date hereof until the sooner of the Effective Time and the date of termination of this Agreement in accordance with its terms, neither the Seller Representative nor any Company Group company will, directly or indirectly, through any officer, director, employee, agent (including financial advisors), Affiliate, partner, representative or otherwise, continue, solicit, entertain, initiate, facilitate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition of any Company Group company, or any acquisition of any membership interest or other equity or other interest of or in any Company Group company or any assets of any Company Group company, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing.  The Company and the Seller Representative will, and will cause each Company Subsidiary and the officers, directors, employees, agents (including financial advisors), Affiliates, partners and representatives of the Company, the Seller Representative and each

Company Subsidiary to, immediately cease and terminate any discussions or negotiations with any Person with respect to any transaction of the type or similar to those described in the immediately preceding sentence.  In addition, from the date hereof until the Effective Time, except as required by applicable Law, neither the Seller Representative nor any Company Group company will, directly or indirectly, through any Person or otherwise disclose any information not customarily disclosed to any Person (other than Parent, Merger Sub and their Affiliates and representatives) in the ordinary course of business of a Company Group company or afford to any such Person access to the properties, books or records of any Company Group company without the prior written consent of Parent.

Section 5.9                                    Representations and Warranties Insurance Policy.  Prior to the Closing, the Parent shall use its reasonable best efforts to negotiate and obtain an insurance policy for any breaches or inaccuracies of the Company’s representations and warranties set forth in Article III hereof (the “R&W Insurance Policy”).  All costs and expenses of such insurance policy shall be borne by the Parent.

Section 5.10                             Update of Disclosure Schedule.  The Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedule and also with respect to events or conditions arising after the date hereof and prior to Closing.  Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article VII hereof, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Article VI have been satisfied.  If prior to the Closing the Parent shall have reason to believe that any breach of a representation or warranty of the Company has occurred (other than through notice from the Company), the Parent shall promptly so notify the Company, in reasonable detail.  Nothing in this Agreement, including this Section 5.10, shall imply that the Company is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.11                             Directors’ and Officers’ Indemnification; Tail Policy.

(a)                                 The Parent shall, and shall cause the Surviving Company and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any Company Group entity (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of any Company Group entity whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date but only to the extent a Company Group company would have been required to do so as of the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a limited liability company is permitted under Law to indemnify its own directors or officers (and the Parent shall, or shall cause the Surviving Company or its applicable Subsidiary to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party provided that the D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification).  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Parent, and the Parent shall, or shall cause the Surviving Company or its applicable Subsidiary to, pay all reasonable fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Parent, the Surviving Company or its applicable Subsidiary and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither the Surviving Company, any of its Subsidiaries nor the Parent shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.11 shall notify the Parent upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.11 except to the extent such failure prejudices such party).  The Parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b)                                 The Parent covenants, for itself, its Affiliates, the Surviving Company and its Subsidiaries and their respective successors and assigns, that it and they shall not institute (directly or indirectly), encourage or assist, any Action in any court or before any administrative agency or before any other tribunal against any of the D&O Indemnified Parties with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), based in whole or in part on or arising out of or relating in whole or in part to (i) the fact that such person is or was a director or officer of any Company Group entity whether pertaining to any matter existing on or occurring at or prior to the Closing Date, or (ii) this Agreement or the transactions contemplated hereby including, without limitation, any information provided to the Parent or Merger Sub, or any errors therein or omissions therefrom, or any oral or written statements, or any failure to provide information or make disclosures, or any actions or failures to take action by any of the D&O Indemnified Parties.

(c)                                  The Surviving Company and its Subsidiaries shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the organizational documents of any Company Group entity and any other written agreements of any Company Group entity that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(d)                                 The Surviving Company shall, and Parent shall cause the Surviving Company and its Subsidiaries to obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company Group, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date.

Section 5.12                             Purchase of Generator for 50 Madison Road, Totowa, New Jersey Data Center.  To the extent the Surviving Company purchases and installs a generator at its Totowa, New Jersey data center located at 50 Madison Road (the “Totowa Site”) in order to fulfill the Surviving Company’s obligations with respect to customer power wattage requirements (as set forth in any written customer agreement in effect immediately prior to the Closing) during the twelve (12) month period following the Closing Date (any such generator, a “Required Generator “), the purchase and installation cost (including any related sales taxes) of the Required Generator including any related taxes (the “Required Generator Amount”) shall be paid or reimbursed by the Sellers from the Generator Escrow Fund.  Any such Required Generator purchased by the Surviving Company shall meet the same specifications and capacity as the generator models installed at the Totowa Site as of the date hereof (the approximate cost of the generator most recently purchased for and installed at the Totowa Site was $1,220,000).  The Parent shall provide the Seller Representative with reasonable documentation evidencing the Required Generator Amount and the Parent and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to (a) the Parent or the Parent’s designee from the Generator Escrow Fund the Required Generator Amount that is payable by, or has been paid by, the Company and (b) the Payment Agent for distribution to the Sellers in accordance with Section 2.11 any amounts remaining in the Generator Escrow Fund following the payment in the foregoing clause (a).  All funds remaining in the Generator Escrow Fund, including all undistributed earnings thereon, shall be released to the Payment Agent for distribution to the Sellers in accordance with Section 2.11 on the date that is twelve (12) months following the Closing Date.

Section 5.13                             Restatement of Company Group Financial Statements.  The Company agrees to hire accounting firms promptly following the date hereof to perform the audit of the financial statements of the Company Group, restated for the balance sheet dates as of December 31, 2011, 2012, 2013 and 2014, and for the related consolidated statements of operations, changes in members equity and cash flows for the years then ended, in each case to reflect conformity with ASC 840-40-55 (EITF 97-10) relating to real property leases (such restated financial statements the “Restated Financial Statements” and such audit the “Restatement Audit”).  The fees, costs and expenses incurred by the Company Group in connection with the Restatement Audit shall be reimbursed by the Parent.

Section 5.14                             Title Reports.  The Company agrees to deliver to the Parent on or before May 23, 2015, a title report from First American Title Insurance Company with respect to each Company Leased Real Property, in form and substance reasonably acceptable to the Parent, to evidence that the Company’s leasehold interests in the Company Leased Real Property is free and clear of Liens, other than Permitted Liens.

Section 5.15                             Non-Disturbance Agreements.  Prior to the Closing Date, the Company agrees to use commercially reasonable efforts to obtain a non-disturbance agreement (a “Non-Disturbance Agreement”) from each mortgagee under any mortgage (other than any mortgage to secure the Existing Company Debt), beneficiary under any such deed of trust (other than any deed of trust to secure the Existing Company Debt), or lessor under any primary lease that covers all or party of any Company Leased Real Property, to the extent no such Non-Disturbance Agreement exists and is and would be effective as of the date hereof and as of the Closing Date, in form and substance reasonably satisfactory to Parent (it being understood that any such form of Non-Disturbance Agreement attached to the respective Company Lease and, if no such form of Non-Disturbance Agreement is attached to the respective Company Lease, the respective mortgagees standard form of Non-Disturbance Agreement shall be reasonably satisfactory).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    Conditions Precedent to Obligations of All Parties.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) immediately prior to the Closing of each of the following conditions:

(a)                                 No Adverse Order.  No Action shall be pending against any Party seeking to restrain the transactions contemplated hereby, and there shall be no injunction of any nature of any Governmental Authority of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the transactions contemplated hereby, that directs that the transactions contemplated hereby not be consummated, or which has the effect of rendering it unlawful to consummate the transactions contemplated hereby.

(b)                                 Antitrust Authorizations.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 6.2                                    Conditions Precedent to Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) immediately prior to the Closing of each of the following additional conditions:

(a)                                 Accuracy of Parent and Merger Sub’s Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article IV, disregarding all qualifications contained herein relating to materiality or Parent Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have, or be reasonably expected to have, a Parent Material Adverse Effect; and the Company shall have received a certificate of Parent and Merger Sub signed by a duly authorized officer confirming the foregoing as of the Closing Date.

(b)                                 Covenants and Agreements of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and the Company shall have received a certificate of Parent and Merger Sub signed by a duly authorized officer confirming the foregoing as of the Closing Date.

(c)                                  Closing Deliveries.  On or prior to the Closing Date, Parent shall have made or caused to be made all deliveries required in accordance with Section 2.14(b).

Section 6.3                                    Conditions Precedent to Obligations of Parent and Merger Sub.  The obligation of each of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by each of Parent and Merger Sub) immediately prior to the Closing of each of the following additional conditions:

(a)                                 Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company contained in Article III (other than the Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the facts, circumstances and events that cause such representations and warranties to not be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; the Fundamental Representations shall be true and correct in all material respects (or, with respect to Fundamental Representations qualified or limited by “materiality,” “Company Material Adverse Effect” and words of similar import set forth herein, in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such Fundamental Representations which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date); and Parent shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(b)                                 Covenants and Agreements of the Company.  The Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and Parent shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(c)                                  Termination of Agreements.  The Company shall have delivered evidence (in the form deemed reasonably satisfactory to Parent prior to the Closing Date) that the Company Members Agreement, the Company LLC Agreement, the Registration Rights Agreement, the Cervalis Equity Incentive Plan, the Cervalis Employee Unit Plan II and the Second Amended and Restated Cervalis Employee Unit Plan have been terminated.

(d)                                 Closing Documents.  On or prior to the Closing Date, the Company shall have made or caused to be made all deliveries required to be delivered by the Company in accordance with Section 2.14(a).

(e)                                  Company Material Adverse Effect.  Since the date hereof, there have not been any events or developments that, individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect; and Parent shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(f)                                   Restated Financial Statements.  The Company shall have delivered to Parent the Restated Financial Statements contemplated by Section 5.13 at least fourteen (14) days prior to the Closing Date.

(g)                                  Limited Guaranty.  Lawrence F. DeGeorge shall have executed and delivered to Parent a Limited Guaranty substantially in the form of Exhibit E hereto.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; TAX MATTERS

Section 7.1                                    Survival.  The representations and warranties of the Parties contained in this Agreement as well as the covenants or agreements set forth in this Agreement, shall survive until the close of business on the date that is the first (1st) anniversary of the Closing Date; provided, however, that the Fundamental Representations and the indemnification obligations of the Sellers under Section 7.2(a)(iii) shall, in each case, survive until thirty (30) days after the expiration of the applicable statute of limitations relating thereto; provided, that any claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 7.1 shall survive until such claim is finally and fully resolved.  In addition, this Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms requires performance after the Closing.

Section 7.2                                    Indemnification.

(a)                                 Indemnification by the Sellers.  Subject to the other limitations in this Section 7.2, from and after the Closing, the Sellers shall, severally and not jointly, based on their respective Pro Rata Shares, indemnify Parent, each of its Affiliates and each of their respective officers, directors, employees, members, agents and representatives (collectively, the “Parent Indemnitees”) from and against any Losses arising from or related to: (i) the breach of any representation or warranty contained in Article III hereof or in any certificate delivered by or on behalf of the Company in connection with this Agreement; (ii) the breach by the Company of any covenant or agreement contained in this Agreement required to be performed prior to the Closing; (iii) any Taxes of the Company Group attributable to Pre-Closing Tax Periods (except as included in the calculation of Adjusted Working Capital); (iv) any severance payments required under an employment agreement in effect immediately prior to Closing (other than payments for accrued but unpaid compensation, benefits or expense reimbursements) made to a Continuing Employee identified on Schedule 7.2(a)(iv) as a result of such Continuing Employee’s termination of employment with Parent, the Surviving Company or any Affiliate thereof, as applicable, for any reason, within six (6) months following the Closing Date or (v) any unauthorized use, disclosure, or other breach of protected health information, or any other failure by the Company Group to comply prior to the Closing with any requirement under the Health Insurance Portability and Accountability Act, the Health Information Technology for

Economic and Clinical Health Act, the regulations promulgated under any of the foregoing, or any state privacy Laws or regulations, but not any compliance costs incurred by the Company Group for periods after the Closing.

(b)                                 The indemnification provided for in Section 7.2(a) above is subject to each of the following limitations:

(i)                                     The Parent Indemnitees shall not be entitled to make any claims pursuant to  Section 7.2(a)(i) (other than with respect to Fundamental Representations) or Section 7.2(a)(v) unless and until the Parent Indemnitees, in the aggregate, have suffered Losses as a result of breaches described in Section 7.2(a)(i) in excess of $2,000,000 (the “Deductible”) (provided that such Parent Indemnitee shall only be entitled to seek recovery for Losses to the extent exceeding the Deductible) and no individual claim for Losses may be made that, together with all series of related matters, is less than $50,000 and no such claim will be counted towards the Deductible.

(ii)                                  The aggregate liability of the Sellers in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) (other than with respect to Fundamental Representations) and Section 7.2(a)(v) shall not exceed the Indemnity Escrow Amount.  The aggregate liability of the Sellers in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) with respect to Fundamental Representations, Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv) shall not exceed the Final Merger Consideration.

(iii)                               Except pursuant to Section 7.2(a)(i) with respect to Fundamental Representations, Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv): (1) the Parent Indemnitees’ sole recourse for any claim for indemnification pursuant to this Article VII shall be to claim against the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement, (2) no claim by any Parent Indemnitee shall be asserted against, and no Parent Indemnitee shall be entitled to indemnification from, any Seller or the Seller Representative individually, and (3) the Parent Indemnitees shall have no recourse to any Seller or Seller Representative to the extent there are insufficient funds in the Indemnity Escrow Fund to satisfy any claim for Losses.  The Parent and Merger Sub recognize that under the terms of the Escrow Agreement the remaining balance in the Indemnity Escrow Fund, less any reserves for then-pending valid claims, shall be released to the Sellers on the first anniversary of the Closing Date, and that thereupon the Parent Indemnitees shall have no further recourse against the Sellers for indemnification claims pursuant to Section 7.2(a)(i) (other than with respect to Fundamental Representations).

(c)                                  Indemnification by the Parent.  From and after the Closing, the Parent shall indemnify the Sellers, their respective Affiliates and each of their respective officers, directors, employees, members, agents and representatives (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Losses arising from or related to: (i) the breach of any representation or warranty contained in Article IV hereof or in any certificate delivered by the Parent or Merger Sub pursuant to this Agreement with respect to any such representations and warranties and (ii) the breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

(d)                                 Procedures.

(i)                                     Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 7.2(a) or 7.2(c) (an “Indemnified Party”) must give the Seller Representative or Parent, as the case may be, written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time or an explanation if not so determinable (a “Claim Notice”), promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party or otherwise discovers the Liability or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Seller Representative or Parent, as the case may be, will not relieve Parent or the Sellers, as applicable (the “Indemnifying Party”), of its obligations pursuant to Section 7.2(a) or 7.2(c) (as applicable), except to the extent that such Indemnifying Party is prejudiced as a result thereof.

(ii)                                  Control of Defense; Conditions.  With respect to the defense of any Proceeding against or involving an Indemnified Party involving a claim for which indemnification is provided, at its option within twenty (20) days of receipt of a Claim Notice, the Indemnifying Party may (subject to the relevant maximum dollar limitations with respect to claimed Losses, as applicable, and as reduced by the amount of all other pending claims assuming the full amount of such claims were actually paid to an Indemnified Party), assume the defense of such Proceeding and appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnifying Party so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Proceeding or the settlement or defense thereof, subject to the applicable limitations set forth in Section 7.2(b).

(iii)                               Settlement of Claims.  The Indemnifying Party must obtain the prior written consent of the Indemnified Party prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless the proposed settlement involves only the payment of money damages, all such money damages will be the responsibility of, and paid by, the Indemnifying Party, and the proposed settlement does not impose an injunction or other equitable relief on the Indemnified Party, and the Indemnified Party will not settle any claim for which it has sought or is seeking recovery without the Indemnifying Party’s prior written consent.

(e)                                  Other Limitations.

(i)                                     No Parent Indemnitee or Seller Indemnitee, as the case may be, shall be entitled to indemnification under this Article VII for any breach of a representation or warranty hereunder if one or more of the individuals listed on Schedule 4.7, on behalf of Parent, or one or more of the individuals listed in the definition of “Knowledge,” on behalf of Sellers, as applicable, had actual knowledge (excluding constructive knowledge and any obligation of inquiry) of such breach on or before Closing.

(ii)                                  Where the Sellers have made a payment to a Parent Indemnitee in relation to any Losses which is the subject of a claim and Parent or any of its Affiliates are entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates Parent Indemnitees (in whole or in part) in respect of the Loss which is the subject of such claim, Parent or its relevant Affiliates shall (i) promptly notify the Seller Representative of the fact and provide such information as the Seller Representative may reasonably require, (ii) take all reasonable steps or proceedings as the Seller Representative may require to enforce such right and (iii) pay to the Seller Representative, as soon as practicable after receipt, an amount equal to the amount recovered from the third party (not to exceed the amount of the Sellers payment with respect to such claim).  The amount of any Loss shall be net of any amounts recovered by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights with respect to such Loss.  In the event of any breach giving rise to an indemnification obligation under this Section 7.2, the Indemnified Party shall take, and shall cause its respective Affiliates to take, all reasonable measures to mitigate the consequences of the related breach (including taking reasonable steps to prevent any contingent Loss from becoming an actual Loss).

(iii)                               For purposes of this Section 7.2, if any representation or warranty contained herein is qualified by materiality, “Company Material Adverse Effect”, “Parent Material Adverse Effect”, or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of calculating the amount of Losses with respect to such breach or inaccuracy.

(iv)                              Notwithstanding anything to the contrary contained in this Section 7.2, no indemnification shall be provided under this Agreement with respect to any consequential, special or incidental damages, lost profits, damage to goodwill or lost revenues, Losses that are not reasonably foreseeable or punitive damages, provided that Losses of any Indemnified Party may include punitive damages to the extent that they are actually adjudicated as due and actually paid by such Indemnified Party to a third party in connection with an indemnified Third Party Claim.

(v)                                 Upon the payment in full of any indemnity pursuant to this Article VII, the Indemnifying Party shall be subrogated to any right of the Indemnified Party in respect of the matter in respect of which such indemnity has been paid.

(f)                                   Manner of Payment.  Except pursuant to Section 7.2(a)(i) with respect to Fundamental Representations, Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), any indemnification claim that is required to be paid by the Sellers to any Parent Indemnitee pursuant to Section 7.2(a) shall be paid from the Indemnity Escrow Fund in accordance with the Escrow Agreement.  Notwithstanding the foregoing, any indemnification claim that is required to be paid by the Sellers to any Parent Indemnitee pursuant to Section 7.2(a)(iv) shall be paid first from the Severance Escrow Fund.

(g)                                  Exclusive Remedy.  Each of the Parties hereto acknowledges and agrees that from and after the Closing, claims under this Article VII shall be the exclusive and sole remedy of the

Parent Indemnitees and Seller Indemnitees with respect to the transactions contemplated by this Agreement (except (i) with respect to any claims based on fraud or willful misconduct, or (ii) as provided in Section 2.10 or Section 10.11), and neither the Parent nor Merger Sub nor any Seller shall have any other rights or remedies in connection with any breach of this Agreement or any other Loss arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement.

Section 7.3                                    Tax Matters.

(a)                                 The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Parent, the Sellers, the Seller Representative and the Company and its Subsidiaries for certain Tax matters following the Closing Date:

(b)                                 The Sellers shall have responsibility for, and shall pay or cause to be paid when due, any and all Taxes relating to the Company and its Subsidiaries for or relating to any Pre-Closing Tax Period, except for the amount of any such Taxes that are taken into account as a Liability of the Company or any of its Subsidiaries in the calculation of Adjusted Working Capital.  The Seller Representative shall timely prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries for all periods ending on or before the Closing Date and Sellers shall pay the Taxes shown as due on such Tax Returns, provided, however, that Parent shall be liable for and shall pay the amount of any such Taxes that were taken into account as a Liability of the Company or any of its Subsidiaries in the calculation of Adjusted Working Capital.  Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiaries with respect to Tax Returns concerning the income, properties or operations of the Company and its Subsidiaries except as otherwise required by Law or regulation or otherwise agreed to in writing by the Parent.  Prior to the filing of any such Tax Return (other than an information return with respect to an Income Tax for which Sellers, rather than the Company or any of its Subsidiaries, is liable) that was not filed before the Closing Date, the Seller Representative shall provide the Parent with a substantially final draft of such Tax Return at least fifteen (15) days prior to the due date for such Tax Return.  The Parent shall notify the Seller Representative of any objections that the Parent may have to any items set forth in any such draft Tax Return within five (5) days, and the Parent and the Seller Representative shall agree to consult and resolve in good faith any such objection.  If the Parent and the Seller Representative are unable to reach such agreement within five (5) days after receipt by the Seller Representative of such notice, the disputed items shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final.  The Accounting Expert shall resolve any disputed items within five (5) days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Expert shall be borne equally by the Parent and the Seller Representative.

(c)                                  The Parent shall timely prepare and file or cause to be prepared and filed all Straddle Period Tax Returns of the Company and its Subsidiaries and shall pay the Taxes shown as due on such Straddle Period Tax Returns.  Such Straddle Period Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiaries with respect to such Tax Returns concerning the income, properties or operations of the Company and its Subsidiaries except as otherwise required by Law or regulation or otherwise agreed to in writing by the Seller Representative.  Prior to the filing of any such Straddle Period Tax Return the Parent shall provide the Seller Representative with a substantially final draft of such Straddle Period Tax Return at least fifteen (15) days prior to the due date for such Straddle Period Tax Return.  The Seller Representative shall notify the Parent of any objections that the Seller Representative may have to any items set forth in any such draft Straddle Period Tax Return within five (5) days, and the Parent and the Seller Representative shall agree to consult and resolve in good faith any such objection. If the Parent and the Seller Representative are unable to reach such agreement within five (5) days after receipt by the Parent of such notice, the disputed items shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final.  The Accounting Expert shall resolve any disputed items within five (5) days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Expert shall be borne equally by the Parent and the Seller Representative.  The Sellers shall pay such amounts properly allocable to the Seller (as determined under Section 7.3(d) below) to the Parent at least two days prior to the date on which such properly allocable amounts are due to the applicable taxing authority reduced, as applicable, by the amount of any such Tax taken into account as a Liability of the Company or any of its Subsidiaries in the calculation of Adjusted Working Capital.

(d)                                 For purposes of this Agreement, in the case of any Straddle Period, Taxes of the Company or any of its Subsidiaries allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.  Any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(e)                                  After the Closing Date, the Seller Representative shall have the exclusive right to represent the interests of the Company and its Subsidiaries (at the Sellers’ expense) in any and all Tax audits, assessments or administrative or court proceedings (“Tax Contests”) relating to Tax Returns of the Company or its Subsidiaries for taxable periods ending on or before the Closing Date; provided, however, that the Parent shall have the right, at the Parent’s own expense, to participate in any such Tax Contest and to employ counsel of its choice (which counsel shall be reasonably acceptable to the Seller Representative) for purposes of such participation.

(f)                                   Except for Tax Contests of the Company or its Subsidiaries described in Section 7.3(e), after the Closing Date, the Parent shall have the exclusive right to represent the interests of the Company and its Subsidiaries (at Parent’s expense) in any and all Tax Contests of the Company or its Subsidiaries relating to Tax Returns for the Company or its Subsidiaries for any Post-Closing Tax Period and for Straddle Period Tax Returns; provided, however, that the Seller Representative shall have the right, at the Sellers’ own expense, to participate in any such audit, assessment or proceeding and to employ counsel of its choice (which counsel shall be reasonably acceptable to the Parent) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a payment by the Sellers pursuant to Section 7.2 or Section 7.3.  In the event that the Parent proposes to compromise or settle any Tax claim or consent or agree to any Tax Liability, relating to the Company or its Subsidiaries for any taxable period ending on or before the Closing Date, the Seller Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Without the prior written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed, the Parent shall not agree or consent to compromise or settle any issue or claim arising in any such Tax Contest or otherwise agree to or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement could reasonably be expected to result in a payment by the Sellers pursuant to Section 7.2 or Section 7.3.

(g)                                  The Seller Representative agrees to notify the Parent promptly in writing upon receipt by the Sellers, or any Affiliate of the Sellers, of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or its Subsidiaries.  The Parent agrees to notify the Seller Representative promptly in writing upon receipt by the Parent or any Affiliate of the Parent (including the Company or any of its Subsidiaries), of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or its Subsidiaries that could reasonably be expected to result in a payment by the Sellers pursuant to Section 7.2 or Section 7.3.

(h)                                 After the Closing Date, the Parent and the Seller Representative agree to provide each other with such cooperation and information relating to the Company or its Subsidiaries as any other Party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax Liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement.  Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 7.3(h).

(i)                                     The Sellers shall be liable for, and shall pay any Transfer Taxes, and shall file all necessary returns, reports or other filings with respect to all such Taxes.

(j)                                    Any Tax refunds that are received by the Parent, the Company or any of its Subsidiaries and any amounts credited against Tax to which the Parent, the Company or any of its Subsidiaries become entitled that relate to Pre-Closing Tax Periods shall be for the account of the Sellers, excluding any Tax refund or credit taken into account as a receivable in the calculation of Adjusted Working Capital, and the Parent shall pay over to the Sellers any refund or the amount of any such credit (net of any income Taxes of the Parent, the Company or its Subsidiaries attributable to such refund or credit) within 15 days after receipt or entitlement thereto.

(k)                                 The Parent shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Returns (or file any Tax Returns that have not been filed) of the Company or its Subsidiaries filed with respect to any Pre-Closing Tax Period or with respect to any Straddle Period of the Company or (ii) make any Tax election that has retroactive effect to any such Tax year ending on or before the Closing Date or with respect to any Straddle Period, in each case, without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.4                                    Price Adjustment.  All amounts paid pursuant to this Article VII shall be treated by the Parties as an adjustment to the Final Merger Consideration, to the extent permitted by Law.

Section 7.5                                    Purchase Price Allocation.

(a)                                 Upon the signing of this Agreement, Parent, in consultation with the Seller Representative, shall engage a nationally recognized valuation firm (the “Appraiser”) to perform an appraisal of the Company Group’s assets for the purpose of allocating the Estimated Merger Consideration (and any purchase price adjustments) among the Company Group’s assets.  The Seller Representative shall be consulted throughout the appraisal process and shall have the right to participate with Parent in all material discussions with the Appraiser and review all materials and correspondence provided to the Appraiser.

(b)                                 Within 30 days of the signing of this Agreement, Parent shall deliver to Seller Representative for review and comment a preliminary appraisal with a preliminary allocation of the Estimated Merger Consideration, all other capitalizable costs and the amount of assumed liabilities (if any) among the Company Group’s assets.

(c)                                  Within 60 days after the Closing Date, Parent shall provide to the Seller Representative a copy of the Appraiser’s proposed final valuation and copies of IRS Form 8594 and any required exhibits thereto, prepared in accordance with Section 1060 of the Code, with Parent’s proposed allocation of the Estimated Merger Consideration, all other capitalizable costs and the amount of assumed liabilities (if any) among the Company Group’s assets (the “Proposed Allocation Schedule”).

(d)                                 The Seller Representative will review the proposed final valuation and the Proposed Allocation Schedule and, to the extent the Seller Representative in good faith disagrees with the content of the proposed final valuation or the Proposed Allocation Schedule, the Seller Representative will, within 30 days after receipt, provide written notice to Parent of such disagreement.  The Seller Representative and Parent will attempt in good faith to resolve any such disagreement.  If the Seller Representative and Parent are unable to reach a good faith agreement as to the content of the Proposed Allocation Schedule within 150 days after the Closing Date, the Seller Representative and Parent will each be free to use their own allocation of the Estimated Merger Consideration (and any price adjustments) capitalizable costs and the amount of assumed liabilities (if any) in the preparation and filing of all Tax Returns (including filing IRS Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code or any Tax Authority).

(e)                                  If Parent and the Seller Representative agree on the Proposed Allocation Schedule or any modification thereof (an “Agreed Allocation Schedule”), (i) Parent and the Sellers will report the allocation of the Estimated Merger Consideration all other capitalizable costs and the amount of assumed liabilities (if any) among the Company Group’s assets in a manner consistent with such Agreed Allocation Schedule and will act in accordance with such Agreed Allocation

Schedule in the preparation and timely filing of all Tax Returns (including filing IRS Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code or any Tax authority), (ii) any adjustments to the Estimated Merger Consideration shall be allocated in a manner consistent with the Agreed Allocation Schedule, (iii) each of the Parent and the Seller Representative agrees to promptly provide the other Party with any additional information and reasonable assistance required to complete IRS Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement, and (iv) Parent and the Seller Representative will promptly inform one another in writing of any challenge by any Tax authority to any Agreed Allocation Schedule made pursuant to this Section 7.5 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

ARTICLE VIII

SELLERS’ REPRESENTATIVE

Section 8.1                                    Seller Representative.  The Parties have agreed that it is desirable to designate LDG Holdings LLC to act on behalf of the Sellers for certain limited purposes, as specified herein (the “Seller Representative”).

Section 8.2                                    Authority and Rights.  By any Seller’s submission of a Letter of Transmittal and/or Employee Unit Payment Agreement pursuant hereto, each such Seller shall immediately prior to the Effective Time irrevocably ratify the designation of LDG Holdings LLC (or any successor representative) as Seller Representative as provided in this Agreement including the power to take any and all actions specified in or contemplated by this Agreement and take all actions necessary in the judgment of Seller Representative for the accomplishment of the foregoing (including, but not limited to, negotiating, entering into and performing its obligations under a payment agency agreement relating to the distribution of the Merger Consideration to the Sellers).  Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, as fully as such Sellers were acting on their own behalf.  All actions taken by Seller Representative under this Agreement shall be binding upon all Sellers and their successors as if expressly confirmed and ratified in writing by each of them.  Parent and Merger Sub shall serve notice to, and deal exclusively with, the Seller Representative with respect to any and all matters concerning any of the Sellers arising out of or related to this Agreement or the Transaction Documents (except as may otherwise expressly be set forth in such Transaction Documents) or the transactions contemplated hereby or thereby, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document purported by the Seller Representative to have been executed by or on behalf of any of the Sellers as fully binding upon them.  If the Seller Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Sellers, the Sellers shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify the Company of the identity of such successor.  Any such successor shall become the “Seller Representative” for purposes of this Agreement and the other Transaction Documents.  If for any reason there is no Seller Representative at any time, all references herein or in any other Transaction Document to the Seller Representative shall be deemed to refer to the Sellers themselves, as applicable.  By ratifying approval of the Seller Representative pursuant to the first sentence of this Section 8.2, each Seller in its capacity as such agrees that any action taken by the Seller Representative on its behalf pursuant to the terms of this Agreement and the Transaction Documents shall be fully binding on them.

Section 8.3                                    Limitations on Liability; Seller Representative Expense Fund.  Except in cases of willful misconduct or fraud, the Seller Representative will have no liability to Parent, Merger Sub, the Company or the Sellers or their successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as Seller Representative and shall be entitled to indemnification and reimbursement from the Sellers against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Seller Representative.  The Seller Representative may retain the Seller Representative Reserve Amount as a reserve fund (the “Seller Representative Reserve Fund”) solely for the purpose of paying directly, or reimbursing the Seller Representative for, any third party expenses incurred by the Seller Representative pursuant to this Agreement.  The Seller Representative will not be liable for any loss of principal of the Seller Representative Reserve Fund other than as a result of its gross negligence or willful misconduct.  As soon as practicable following the release in full of the Indemnity Escrow Fund, the Seller Representative will distribute the balance of the Seller Representative Reserve Fund to the Sellers (or to a payment agent for further distribution to the Sellers); provided that if there are any pending but unresolved claims of any Parent Indemnitee, then such remaining Seller Representative Expense Fund amounts will be held by the Seller Representative until all indemnification claims have been finally resolved and the Seller Representative has been reimbursed in full for all costs and expenses actually incurred in connection with the administration of its duties and fulfillment of its obligations hereunder.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination Events.  Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Seller Representative and Parent;

(b)                                 by either the Seller Representative or Parent by giving written notice to the other Party if the Closing shall not have occurred by July 31, 2015, unless extended by written agreement of the Seller Representative and Parent (such date, the “Termination Date”); provided, that (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if the Company has the right to terminate this Agreement pursuant to Section 9.1(d) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent has the right to terminate this Agreement pursuant to Section 9.1(e);

(c)                                  by either the Seller Representative or Parent by giving written notice to the other Party if any Governmental Authority shall have issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable;

(d)                                 by the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii)(x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) twenty (20) calendar days following receipt of written notice from the Company of such breach or (2) the date that is three (3) calendar days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(e)                                  by Parent and Merger Sub, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured by the earlier of (A) twenty (20) calendar days following receipt of written notice from Parent of such breach or (B) the date that is three (3) calendar days prior to the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if it or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b).

Section 9.2                                    Effect of Termination.

(a)                                 In the event of any termination of this Agreement pursuant to Section 9.1, (i) all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof, except that the obligations of Parent, Merger Sub and the Company under Section 5.2 (Access to Information; Confidentiality), Section 5.5 (Public Announcements) and Article X of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve the Parties of any Liability for any willful breach prior to termination of an obligation or covenant contained in this Agreement.

(b)                                 The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1                             Parties in Interest.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.2                             Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, however, that no such consent shall be required for Parent or Merger Sub to assign its rights hereunder (a) as collateral security to any lender of Parent or Merger Sub (or to any agent for any such lender(s)) or (b) to any Affiliate of Parent or Merger Sub, but no such assignment shall relieve Parent or Merger Sub of any Liability hereunder.

Section 10.3                             Notices.  All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile or electronic mail transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:

Cervalis Holdings LLC
50 Madison Rd
Totowa, NJ 07512
Attention: Michael Boccardi, Chief Executive Officer
Facsimile No.: (203) 286-1646
Email: mboccardi@cervalis.com

with a copy (which shall not constitute notice to):	Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway
New York, NY 10036
Attention: Donald G. Kilpatrick
Facsimile No.: (212) 858-1500
Email: donald.kilpatrick@pillsburylaw.com

If to the Seller Representative:

140 Intracoastal Pointe Drive, Suite 410,
Jupiter, FL 33477
Attention: Larry DeGeorge
Facsimile No.: (203) 651-1058
Email: lfdgeorg@concentric.net

with a copy (which shall not constitute notice to):	Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway
New York, NY 10036
Attention: Donald G. Kilpatrick
Facsimile No.: (212) 858-1500
Email: donald.kilpatrick@pillsburylaw.com

If to Parent or Merger Sub:

1649 w. Frankford Rd.
Carrollton, TX, 75007
Attention: Thomas W. Bosse, Esq.
Facsimile: (972) 820-2040
Email: tbosse@cyrusone.com

and	1649 W. Frankford Rd.
Carrollton, TX, 75007
Attention: Gary J. Wojtaszek
Facsimile: (972) 820-2040
Email: Wojo@cyrusone.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, Georgia 30309-3450
Attention: Joseph B. Alexander, Jr., Esq.
Facsimile: (404) 682-7990
Email: joe.alexander@dlapiper.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4                             Amendments and Waivers.  This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties.  No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5                             Exhibits and Disclosure Schedule.

(a)                                 All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof.  Any matter disclosed pursuant to any Section of the Disclosure Schedule whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other Section of the Disclosure Schedule is reasonably apparent on the face of such disclosure shall be deemed to be an exception to such representations and warranties and to be disclosed with respect to all such Sections of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

(b)                                 Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 10.6                             Headings.  The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7                             Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8                             Entire Agreement.  This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.9                             Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.10                      Expenses.  Unless otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Parties, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 10.11                      Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached.  Accordingly, it is acknowledged that, subject to Section 9.1, the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Seller Representative to cause Parent and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach.  Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees to cooperate fully in any attempt by the other Party or Parties in obtaining such equitable relief.  Subject to and without limiting the rights of Parent arising under Section 9.1, each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12                      Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 10.13                      Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County, New York and (ii) the United States District Court for the Southern District of the State of New York (collectively, the “Courts”) for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action relating hereto except in such Courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(b)                                 EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.14                      Legal Representation.

(a)                                 The Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) acknowledges and agrees that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) has acted as counsel for the Sellers and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Pillsbury has not acted as counsel for any other Person, including the Parent.

(b)                                 Only the Sellers, the Company and their respective Affiliates shall be considered clients of Pillsbury in the Acquisition Engagement.  The Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) acknowledges and agrees that all confidential communications between the Sellers, the Company and their respective Affiliates, on the one hand, and Pillsbury, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Parent or the Surviving Company upon or after the Closing.  Accordingly, the Parent shall not have access to any such communications, or to the files of Pillsbury relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Pillsbury in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights and (ii) Pillsbury shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company or the Parent by reason of any attorney-client relationship between Pillsbury and the Company or otherwise; provided, however, that notwithstanding the foregoing, Pillsbury shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and their Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications).  The Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Sellers and/or their Affiliates.  If and to the extent that, at any time subsequent to Closing, the Parent or any of its Affiliates (including after the Closing, the Surviving Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) shall be entitled to waive such privilege only with the prior written consent of the Seller Representative (such consent not to be unreasonably withheld).

(c)                                  The Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) acknowledges and agrees that Pillsbury has acted as counsel for the Sellers, the Company and their respective Affiliates for several years and that the Sellers reasonably anticipate that Pillsbury will continue to represent them and/or their Affiliates in future matters.  Accordingly, the Parent, on behalf of itself and its Affiliates (including after the Closing, the

Surviving Company) expressly (i) consents to Pillsbury’s representation of the Sellers and/or their Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Parent and the Surviving Company, on the one hand, and the Sellers or any of their Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Pillsbury may have previously advised the Sellers, the Company or their respective Affiliates and (ii) consents to the disclosure by Pillsbury to the Sellers or their Affiliates of any information learned by Pillsbury in the course of its representation of the Sellers, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Pillsbury’s duty of confidentiality.

(d)                                 The Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) further covenants and agrees that each shall not assert any claim against Pillsbury in respect of legal services provided to the Company or its Affiliates by Pillsbury in connection with this Agreement or the transactions contemplated hereby.

(e)                                  From and after the Closing, the Surviving Company shall have no attorney-client relationship with Pillsbury, unless and to the extent Pillsbury is expressly engaged in writing by the Surviving Company to represent the Surviving Company after the Closing and either (i) such engagement involves no conflict of interest with respect to any Seller and/or any Seller’s Affiliates or (ii) such Seller and/or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Surviving Company by Pillsbury after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Pillsbury, in its sole discretion, shall be permitted to withdraw from representing the Surviving Company in order to represent or continue so representing the Sellers.

(f)                                   The Sellers, the Company and the Parent consent to the arrangements in this Section 10.14 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Pillsbury permitted hereunder.

Section 10.15                      Time of the Essence. Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 10.16                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

CYRUSONE LP

By:	/s/ Gary J. Wojtaszek
Name:	Gary J. Wojtaszek
Title:	President and Chief Executive Officer
CyrusOne Inc., sole trustee of
CyrusOne GP, sole general partner of
CyrusOne LP

JUPITER MERGER SUB, LLC

By:	/s/ Gary J. Wojtaszek
Name:	Gary J. Wojtaszek
Title:	Chief Executive Officer

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

CERVALIS HOLDINGS LLC

By:	/s/ Michael Boccardi
Name: Michael Boccardi
Title: Chief Executive Officer

LDG HOLDINGS LLC, solely in its capacity as Seller Representative

By:	/s/ Lawrence F. DeGeorge
Name: Lawrence F. DeGeorge
Title: Manager

Signature Page to the Merger Agreement